Combined SIG Group

Carve-out financial statements for the year ended
December 31, 2013

Combined SIG Group

Contents

Index to the Carve-out Financial Statements

Independent auditor's report	F-2

Carve-out statements of comprehensive income	F-3

Carve-out statements of financial position	F-4

Carve-out statements of changes in invested equity	F-5

Carve-out statements of cash flows	F-6

Notes to the carve-out financial statements	F-7

Independent Auditor's Report

To the Shareholder and Board of Directors of Reynolds Group Holdings Limited:

We have audited the accompanying combined financial statements of the combined SIG Group, a combination of certain wholly owned subsidiaries of Reynolds Group Holdings Limited as described in note 1 and note 24, which comprise the combined statements of financial position as of December 31, 2013, December 31, 2012 and January 1, 2012, and the related combined statements of comprehensive income, changes in invested equity and cash flows for each of the three years in the period ended December 31, 2013.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the combined SIG Group as of December 31, 2013, December 31, 2012 and January 1, 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

PricewaterhouseCoopers LLP
Chicago, Illinois USA
July 17, 2014, except for the effects of the revision discussed in note 2.7 to the carve-out financial statements, as to which the date is November 19, 2014

Combined SIG Group
Carve-out statements of comprehensive income

		For the year ended December 31,
(In € million)	Note	2013	2012	2011
Revenue		1,677.0	1,615.7	1,463.9
Cost of sales	*	(1,247.6)	(1,229.7)	(1,145.9)
Gross profit		429.4	386.0	318.0
Other income	7	17.0	21.2	29.4
Selling, marketing and distribution expenses	*	(57.2)	(66.2)	(57.1)
General and administration expenses	*	(114.4)	(131.0)	(142.6)
Other expenses	8	(36.2)	(8.4)	(9.3)
Share of profit of joint ventures, net of income tax	16	18.4	20.4	11.1
Allocated carve-out expenses	2	(11.2)	(13.1)	(4.2)
Profit from operating activities		245.8	208.9	145.3
Financial income	10	7.5	7.7	15.1
Financial expenses	10	(96.8)	(102.6)	(76.4)
Net financial expenses		(89.3)	(94.9)	(61.3)
Profit (loss) before income tax		156.5	114.0	84.0
Income tax (expense) benefit	11	(73.1)	(40.3)	(43.0)
Profit (loss) for the year		83.4	73.7	41.0
Other comprehensive income (loss), net of income tax
Items that may be reclassified into profit (loss)
Exchange differences on translating foreign operations		(47.0)	(1.4)	1.0
Transfers from foreign currency translation reserve into profit (loss)		24.9	—	—
Items that will not be reclassified into profit (loss)
Remeasurement of defined benefit plans	19	21.3	24.0	(37.1)
Total other comprehensive income (loss), net of income tax		(0.8)	22.6	(36.1)
Total comprehensive income (loss)		82.6	96.3	4.9

*	For information on expenses by nature, refer to notes 9, 13, 14, 15, 19, 20 and 25.

The carve-out statements of comprehensive income should be read in conjunction with the notes to the carve-out financial statements.

		As of December 31,		As of January 1,
(In € million)	Note	2013	2012	2012
Assets
Cash and cash equivalents		115.3	125.9	112.8
Trade and other receivables	12	257.5	218.0	312.1
Inventories	13	168.5	190.5	198.4
Current tax assets	11	1.1	0.2	0.2
Other assets		4.9	15.5	8.1
Total current assets		547.3	550.1	631.6
Non-current receivables	12	10.9	10.0	13.6
Investments in joint ventures	16	96.2	94.4	80.2
Deferred tax assets	11	18.0	15.7	4.6
Property, plant and equipment	14	583.5	558.7	546.8
Intangible assets	15	862.2	902.7	948.7
Other assets		86.2	67.3	35.7
Total non-current assets		1,657.0	1,648.8	1,629.6
Total assets		2,204.3	2,198.9	2,261.2
Liabilities
Trade and other payables	17	297.1	280.2	263.3
Related party and other borrowings	18	735.8	573.2	646.1
Current tax liabilities	11	56.0	53.6	50.8
Employee benefits	19	30.8	42.3	21.1
Provisions	20	19.1	14.5	20.5
Other liabilities		6.2	8.4	2.0
Total current liabilities		1,145.0	972.2	1,003.8
Non-current payables	17	6.6	6.2	—
Related party and other borrowings	18	321.8	330.3	248.8
Deferred tax liabilities	11	52.1	49.4	58.0
Employee benefits	19	89.1	89.4	80.4
Provisions	20	8.5	12.3	18.8
Other liabilities		0.2	0.1	—
Total non-current liabilities		478.3	487.7	406.0
Total liabilities		1,623.3	1,459.9	1,409.8
Net assets		581.0	739.0	851.4
Invested equity
Parent net investment	21	350.3	507.5	642.5
Reserves		230.7	231.5	208.9
Total invested equity		581.0	739.0	851.4

The carve-out statements of financial position should be read in conjunction with the notes to the carve-out financial statements.

Combined SIG Group
Carve-out statements of changes in invested equity

			Reserves
(In € million)	Note	Parent net investment	Translation of foreign operations	Other	Total invested equity
Balance at the beginning of the year (January 1, 2011)		760.5	239.3	5.7	1,005.5
Total comprehensive income (loss) for the year:
Profit (loss) after income tax		41.0	—	—	41.0
Remeasurement of defined benefit plans, net of income tax	19	—	—	(37.1)	(37.1)
Foreign currency exchange translation reserve		—	1.0	—	1.0
Total comprehensive income (loss) for the year		41.0	1.0	(37.1)	4.9
Net change in parent net investment	3.12	(159.0)	—	—	(159.0)
Balance as of December 31, 2011		642.5	240.3	(31.4)	851.4
Balance at the beginning of the year (January 1, 2012)		642.5	240.3	(31.4)	851.4
Total comprehensive income (loss) for the year:
Profit (loss) after income tax		73.7	—	—	73.7
Remeasurement of defined benefit plans, net of income tax	19	—	—	24.0	24.0
Foreign currency exchange translation reserve		—	(1.4)	—	(1.4)
Total comprehensive income (loss) for the year		73.7	(1.4)	24.0	96.3
Net change in parent net investment	3.12	(208.7)	—	—	(208.7)
Balance as of December 31, 2012		507.5	238.9	(7.4)	739.0
Balance at the beginning of the year (January 1, 2013)		507.5	238.9	(7.4)	739.0
Total comprehensive income (loss) for the year:
Profit (loss) after income tax		83.4	—	—	83.4
Remeasurement of defined benefit plans, net of income tax	19	—	—	21.3	21.3
Foreign currency exchange translation reserve(1)		—	(22.1)	—	(22.1)
Total comprehensive income (loss) for the year		83.4	(22.1)	21.3	82.6
Net change in parent net investment	3.12	(240.6)	—	—	(240.6)
Balance as of December 31, 2013		350.3	216.8	13.9	581.0

(1)
Included in this amount is the impact of the liquidation of a subsidiary in Hong Kong. Upon liquidation, €24.9 million million of foreign currency translation losses, which had been accumulated in invested equity, were recognized in profit (loss).

The carve-out statements of changes in invested equity should be read in conjunction with the notes to the carve-out financial statements.

Combined SIG Group
Carve-out statements of cash flows

		For the year ended December 31,
(In € million)	Note	2013	2012	2011
Cash flows from operating activities
Profit (loss)		83.4	73.7	41.0
Adjustments for:
Allocated carve-out expenses	2	11.2	13.1	4.2
Depreciation and amortization		126.0	169.5	185.7
Impairment charges		—	—	3.1
Foreign currency adjustments		33.5	3.3	2.1
Change in fair value of derivatives		(1.7)	5.5	1.8
(Gain) loss on sale or disposal of businesses and non-current assets		(1.0)	(0.5)	(0.3)
Share of profit of joint ventures, net of income tax	16	(18.4)	(20.4)	(11.1)
Net financial expenses		89.3	94.9	61.3
Interest paid		(78.8)	(96.8)	(75.3)
Income tax expense (benefit)		73.1	40.3	43.0
Income taxes paid, net of refunds received		(67.5)	(53.5)	(51.8)
Change in trade and other receivables		(64.3)	(7.3)	(38.4)
Change in inventories		(0.9)	6.9	(14.6)
Change in trade and other payables		23.7	17.5	36.9
Change in provisions and employee benefits		(9.6)	18.8	(4.8)
Change in other assets and liabilities		14.7	(19.6)	4.7
Net cash from operating activities		212.7	245.4	187.5
Cash flows used in investing activities
Acquisition of property, plant and equipment, intangible assets and investment properties		(153.5)	(132.0)	(138.9)
Proceeds from sale of property, plant and equipment, investment properties and other assets		4.3	5.5	42.9
Investments in joint ventures, net of cash acquired		(4.0)	—	—
Dividends received from joint ventures	16	19.1	5.0	5.0
Interest received		7.5	7.7	9.3
Related party (advances) repayments		—	92.6	(14.3)
Net cash used in investing activities		(126.6)	(21.2)	(96.0)
Cash flows used in financing activities
Drawdown of loans and borrowings		241.9	245.7	245.5
Repayment of loans and borrowings		(244.3)	(251.2)	(239.4)
Related party borrowings (repayments)		(87.6)	(114.4)	(68.5)
Net distributions to parents		(3.8)	(92.0)	(7.8)
Payment of debt transaction costs		(0.9)	—	(1.2)
Net cash used in financing activities		(94.7)	(211.9)	(71.4)
Net increase (decrease) in cash and cash equivalents		(8.6)	12.3	20.1
Cash and cash equivalents at the beginning of the year		125.9	112.8	92.0
Effect of exchange rate fluctuations on cash and cash equivalents		(2.0)	0.8	0.7
Cash and cash equivalents as of December 31		115.3	125.9	112.8

Significant non-cash financing and investing activities

During the year ended December 31, 2013, the Group declared €254.5 million of distributions to its parents that were settled in the form of related party notes payable or receivable (2012: €117.6 million; 2011: €263.5 million). During the year ended December 31, 2011, the Group received a €96.5 million note receivable with a corresponding increase in equity in conjunction with a legal reorganization of certain members of the Group and received an €11.9 million note receivable with a corresponding increase in equity in conjunction with a merger of an entity into the Group.

The carve-out statements of cash flows should be read in conjunction with the notes to the carve-out financial statements.

Combined SIG Group
Notes to the carve-out financial statements
For the year ended December 31, 2013

1.    Reporting entity

The carve-out financial statements of the Combined SIG Group (the "Group") as of and for the year ended December 31, 2013 comprise the combination of the following components of Reynolds Group Holdings Limited ("RGHL") and its controlled entities (the “RGHL Group” or the "Parent"):

•SIG Combibloc Group AG and certain of its subsidiaries; and
•SIG Holding USA, LLC and its subsidiaries.

All members of the Group are under the common control of the RGHL Group. The companies included in the Group are listed in note 24 and comprise all of the subsidiaries historically included in the RGHL Group's SIG segment. The Group is principally engaged in the manufacturing of aseptic carton packaging systems for both beverage and liquid food products, ranging from juices and milk to soups and sauces. The Group supplies complete aseptic carton packaging systems, which include aseptic filling machines, aseptic cartons, spouts, caps and closures and related services.

SIG Combibloc Group AG is a company domiciled in Switzerland and registered under the Swiss Federal Code of Obligations. SIG Holding USA, LLC is a company domiciled in the United States and registered under the Delaware Limited Liability Company Act.

The address of the registered office of SIG Combibloc Group AG is Laufengasse 18, CH-8212, Neuhausen am Rheinfall, Switzerland and SIG Holding USA, LLC is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington DE 19808, United States.

2.    Basis of preparation

2.1    Carve-out preparation

The Group’s carve-out financial statements have been derived from the RGHL Group accounting records using the historical cost basis of the RGHL Group’s assets and liabilities. The Group historically reported financial information under IFRS for purposes of the preparation of the consolidated financial statements of the RGHL Group. However the Group has not previously prepared financial statements. Accordingly the Group has applied the requirements of IFRS 1 “First Time Adoption of International Financial Reporting Standards”. The Group has assumed a transition date of January 1, 2012. As a result of existing IFRS reporting and no IFRS 1 exemptions being adopted, no reconciliations from previous financial information to IFRS have been presented. In accordance with IAS 1, “Presentation of Financial Statements,” the Group has presented additional information as of January 1, 2012.

The carve-out statements include all items of revenue generated and all items of expense incurred by the Group. The carve-out statements of comprehensive income include amounts that have been allocated from the RGHL Group in order to depict the financial position and results of the Group on a stand-alone basis. For the year ended December 31, 2013, €11.2 million (2012: €13.1 million; 2011: €4.2 million) of carve-out adjustments have been recognized in the statement of comprehensive income. These amounts have been allocated on a basis considered reasonable by management, using either specific identification or proportional allocations determined with reference to time incurred or other reasonable methods of allocation. The amounts which have been allocated on a proportional basis reflect certain corporate functions and are reflective of the time and effort expended in the provision of these corporate functions to the Group.The allocated amounts represent general and administrative costs incurred at the RGHL Group level which, on a historical basis, have benefited the Group. As a result of these allocated amounts, the financial statements of the Group may not be indicative of the results that would be presented if the Group had operated on a stand-alone basis.

The net assets of the Group are represented by the RGHL Group’s cumulative investment in the net assets of the Group and presented as total invested equity in the carve-out financial statements. Since the Group has not in the past constituted a single separate legal group, the Group has not presented share capital but rather has presented a statement of changes in invested equity. Parent net investment includes the effects of carve-out allocations from the RGHL Group.

2.2    Statement of compliance

The carve-out financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") and IFRIC Interpretations as issued by the International Accounting Standards Board ("IASB").

The carve-out financial statements were approved by the Board of Directors of RGHL (the "Directors") on July 17, 2014 in Chicago, Illinois (July 18, 2014 in Auckland, New Zealand), except for the effects of the revision discussed in note 2.7 to the carve-out financial statements, as to which the date is November 19, 2014 in Chicago, Illinois (November 20, 2014 in Auckland, New Zealand).

2.3    Going concern

The carve-out financial statements have been prepared using the going concern assumption.

Current liabilities are in excess of current assets as of December 31, 2013 and 2012 and January 1, 2012 due to the classification of related party borrowings as current liabilities. Repayment of such related party amounts is at the ultimate discretion of RGHL.

2.4    Basis of measurement

The carve-out financial statements have been prepared under the historical cost convention except for:

•	certain components of inventory which are measured at net realizable value;

Combined SIG Group
Notes to the carve-out financial statements
For the year ended December 31, 2013

•	defined benefit pension plan liabilities which are measured under the projected unit credit method; and

•	certain assets and liabilities, such as derivatives, which are measured at fair value.

Information disclosed in the carve-out statement of comprehensive income, carve-out statement of changes in invested equity and carve-out statement of cash flows for the current year is for the twelve month period ended December 31, 2013. Information for the comparative years is for the twelve month periods ended December 31, 2012 and December 31, 2011.

2.5    Presentation currency

These carve-out financial statements are presented in euros (“€”), which is the Group’s presentation currency.

2.6    Use of estimates and judgments

The preparation of the carve-out financial statements requires the Directors and management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expenses and disclosure of contingent assets and liabilities. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates. These estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both the current and future periods.

Information about the areas of estimation uncertainty and critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the carve-out financial statements is described in note 4.

2.7    Comparative information

During the year ended December 31, 2013, the Group received approval from tax authorities for a tax refund related to Brazilian VAT that had previously been paid. This refund had a total impact of €13.3 million for the year ended December 31, 2013.  A portion of the Brazilian VAT previously paid had been recorded in cost of sales and a portion had been recorded in other expenses. The refund has been allocated based on how the payments were originally recorded. Of the total refund, €12.2 million has been included in the Group's Adjusted EBITDA calculation.

Net other expenses for the year ended December 31, 2013 includes €24.9 million of foreign currency translation losses which had been accumulated in equity and recognized as expense as a result of the liquidation of a subsidiary in Hong Kong.

During the year ended December 31, 2011, the Group made an adjustment to correct an understatement of the pension plan asset for one of the Group's defined benefit pension plans. The understated pension plan asset existed from the date of the RGHL Group's acquisition of the Group in May 2007. This adjustment reduced net income by €4.3 million for the period ended December 31, 2011, and reduced goodwill by €39.3 million, increased other non-current assets by €41.7 million and increased deferred income tax liabilities by €6.7 million as of December 31, 2011. This adjustment had no effect on the statement of cash flows and no effect on the Group's Adjusted EBITDA for the period ended December 31, 2011.

The Group revised its combined statement of comprehensive income for the year ended December 31, 2013 to correct the following line items:

•	The line item exchange differences on translating foreign operations, previously reported as a gain of €2.8 million, is now reported as a loss of €47.0 million.

•	The line item transfers from foreign currency translation reserve, previously reported as a loss of €24.9 million, is now reported as a gain of €24.9 million.

The errors did not have any impact on the reported profit for the period, total comprehensive income, Adjusted EBITDA, the statements of financial position or the statements of cash flows. The Group does not consider this error to be material to the combined financial statements for the year ended December 31, 2013.

3.    Significant accounting policies

The accounting policies set out below have been applied consistently to all years presented in these carve-out financial statements by all Group entities.

3.1    Basis of combination

(a)    Subsidiaries

Subsidiaries are entities controlled by the parents of the Group. Control is achieved when the parents of the Group: have the power over the investee; are exposed, or have rights, to variable returns from their involvement with the investee; and have the ability to use their power to affect their returns from the investee. The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there have been changes to one or more of these three elements of control. The Group's subsidiaries, which comprise all of the subsidiaries historically included in the RGHL Group's SIG segment, are included in the carve-out financial statements from the date control commences until the date that control ceases.

(b)    Joint ventures

A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant

Combined SIG Group
Notes to the carve-out financial statements
For the year ended December 31, 2013

activities require unanimous consent of the parties sharing control. Investments in joint ventures are accounted for using the equity method of accounting.

(c)    Transactions eliminated

Intra-group balances and unrealized items of income and expense arising from intra-group transactions are eliminated in preparing the carve-out financial statements. Unrealized gains arising from transactions with joint ventures are eliminated against the investment to the extent of the Group's interest in the investee. Unrealized losses are eliminated in the same manner as gains, but only to the extent that there is no evidence of impairment.

3.2    Foreign currency

(a)    Functional currency

Items included in the financial statements of each of the Group's entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The functional currency of SIG Combibloc Group AG is Swiss francs ("CHF") and the functional currency of SIG Holding USA, LLC is U.S. dollars ("$").

(b)    Foreign currency transactions

Foreign currency transactions are converted into the functional currency of the entity using the exchange rates prevailing on the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency of the respective entities at the exchange rate at that date.

Foreign currency transactional gains or losses are recognized in the statement of comprehensive income as a component of profit or loss, unless the underlying transaction is recognized directly in equity.

(c)    Foreign currency translations

The results of operations and financial position of those entities that have a functional currency different from the presentation currency of the Group are translated into the Group's presentation currency as follows:

(i)	assets and liabilities for each statement of financial position presented are translated at the closing exchange rate at the reporting date of the statement of financial position;

(ii)	income and expense items for each profit or loss item are translated at average exchange rates;

(iii)	items of other comprehensive income are translated at average exchange rates; and

(iv)	all resulting exchange differences are recognized as a separate component of equity.

On combination, exchange differences arising from the translation of the net investment in foreign entities are recognized as a component of invested equity and included in the foreign currency translation reserve. When a foreign operation is sold or placed into liquidation, such exchange differences are recognized in the statement of comprehensive income as part of the gain or loss on the sale.

(d)    Significant exchange rates

The following significant exchange rates applied during the year:

	Average rate for the year ended December 31,			As of December 31,		As of January 1,
	2013	2012	2011	2013	2012	2012
1 Brazilian real ("BRL")	0.35	0.40	0.43	0.31	0.37	0.41
1 Chinese renminbi ("RMB")	0.12	0.12	0.11	0.12	0.12	0.12
1 CHF	0.81	0.83	0.81	0.82	0.83	0.82
10 Thai baht	0.25	0.25	0.24	0.22	0.25	0.24
1 $	0.75	0.78	0.72	0.73	0.76	0.77

3.3    Non-derivative financial instruments

Non-derivative financial instruments are comprised of cash and cash equivalents, receivables, trade and other payables and interest bearing borrowings.

A non-derivative financial instrument is recognized if the Group becomes a party to the contractual provisions of the instrument. Non-derivative financial assets are derecognized if the Group's contractual rights to the cash flows from the financial assets expire or if the Group transfers the financial asset to another party without retaining control or substantially all the risks and rewards of the asset. Non-derivative financial liabilities are derecognized if the Group's obligations specified in the contract expire or are discharged or cancelled.

Non-derivative financial instruments are recognized initially at fair value, plus any directly attributable transaction costs for instruments not at fair value through the profit or loss. Subsequent to initial recognition non-derivative financial instruments are measured as described below.

Combined SIG Group
Notes to the carve-out financial statements
For the year ended December 31, 2013

Non-derivative financial instruments are recognized on a gross basis unless a current and legally enforceable right to offset exists and the Group intends to either settle the instrument net or realize the asset and liability simultaneously.

Upon initial acquisition the Group classifies its financial instruments in one of the following categories, which is dependent on the purpose for which the financial instruments were acquired or assumed.

(a)    Cash and cash equivalents

Cash and cash equivalents are comprised of cash on hand, deposits held at call with banks and other short-term highly liquid investments with maturities of less than three months.

(b)    Loans and receivables

The Group's loans and receivables are comprised of trade and other receivables (including related party receivables) which are stated at their cost less provisions for doubtful debts.

The fair value of trade and other receivables is estimated as the present value of future cash flows, discounted at the market rate of interest at the reporting date. Given the short-term nature of trade receivables the carrying amount is a reasonable approximation of fair value.

(c)    Other liabilities

Other liabilities are comprised of all non-derivative financial liabilities that are not disclosed as liabilities at fair value through profit or loss. Other liabilities are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least twelve months after the reporting date. The Group's other liabilities are comprised of trade and other payables and interest bearing borrowings, including those with related parties. The Group's other liabilities are measured as follows:

(i)	Trade and other payables
Subsequent to initial recognition trade and other payables are stated at amortized cost using the effective interest method.

(ii)	Interest bearing borrowings including related party borrowings
On initial recognition, borrowings are stated at fair value less transaction costs that are directly attributable to borrowings. Subsequent to initial recognition interest bearing loans and borrowings are stated at amortized cost. Any difference between the amortized cost and the redemption value is recognized in the statement of comprehensive income over the period of the borrowings, using the effective interest method.

The fair value of non-derivative financial liabilities, which is determined for disclosure purposes, is calculated by discounting the future contractual cash flows at the current market interest rates that are available for similar financial instruments.

3.4    Derivative financial instruments

A derivative financial instrument is recognized if the Group becomes a party to the contractual provisions of an instrument at the trade date.

All derivatives are recognized at fair value based on a valuation model which includes consideration of credit risk, where applicable, and discounts the estimated future cash flows based on the terms and maturity of each contract using forward curves and market interest rates at the reporting date. Transaction costs are expensed as incurred. Subsequent to initial recognition, derivative financial instruments are stated at fair value. The gain or loss on remeasurement to fair value is recognized in the statement of comprehensive income as a component of the profit or loss unless the derivative financial instrument qualifies for hedge accounting, and the Group elects to apply hedge accounting.

Derivative financial instruments are recognized on a gross basis unless a current and legally enforceable right to offset exists.

Derivative financial assets are derecognized if the Group's contractual rights to the cash flows from the instrument expire or if the Group transfers the financial asset to another party without retaining control or substantially all the risks and rewards of the asset.

Derivative financial liabilities are derecognized if the Group's obligations specified in the contract expire or are discharged or cancelled.

3.5    Inventories

Inventories are measured at the lower of cost and net realizable value. The cost of inventories is based on the weighted average principle and includes expenditures incurred in acquiring the inventories and bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes an appropriate share of production overheads based on normal operating capacity. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

3.6    Property, plant and equipment

(a)    Recognition and measurement

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

Combined SIG Group
Notes to the carve-out financial statements
For the year ended December 31, 2013

Cost includes expenditures that are directly attributable to the acquisition of the asset. The cost of self-constructed assets includes the cost of materials and direct labor and any other costs directly attributable to bringing the asset to a working condition for its intended use. Purchased software that is integral to the functionality of the related equipment is capitalized as part of that equipment.

(b)    Assets under construction

Assets under construction are transferred to the appropriate asset category when they are ready for their intended use. Assets under construction are not depreciated but tested for impairment at least annually or when there is an indication of impairment.

(c)    Subsequent costs

The cost of replacing part of an item of property, plant and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within that part will flow to the Group and its cost can be measured reliably. The carrying amount of the replaced part is derecognized. The costs of the day-to-day servicing of property, plant and equipment are recognized in the statement of comprehensive income as a component of the profit or loss as incurred.

(d)    Depreciation

Land is not depreciated. Depreciation on other assets is recognized in the statement of comprehensive income as a component of profit or loss on a straight-line basis over the estimated useful life of the asset.

The estimated useful lives for the material classes of property, plant and equipment are as follows:

•	Buildings 20 to 40 years

•	Plant and equipment 4 to 25 years

•	Furniture and fixtures 3 to 12 years

Depreciation methods, useful lives and residual values are reassessed on an annual basis.

Gains and losses on the disposal of items of property, plant and equipment are determined by comparing the proceeds at the time of disposal with the net carrying amount of the asset.

3.7    Leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

(a)    The Group as lessor - finance and operating leases

The Group leases aseptic filling machines to customers under finance and/or operating leases. The filling machines are primarily leased under operating lease contracts.

Amounts due from lessees under finance leases are recorded as receivables at the amount of the Group's net investment in the leases.

Payments received under finance leases are apportioned between financial income and the reduction of the outstanding receivable balance. Finance lease income is allocated to accounting periods so as to reflect a constant periodic rate of return on the Group's net investment outstanding in respect of the leases.

Lease income from operating leases is recognized on a straight-line basis over the term of the relevant lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and amortized on a straight-line basis over the lease term.

(b)    The Group as lessee - finance and operating leases

Upon initial recognition the finance leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments. The corresponding liability to the lessor is included in loans and borrowings as a finance lease obligation. Subsequent to initial recognition the liability is accounted for in accordance with the accounting policy described in note 3.3(c)(ii) and the asset is accounted for in accordance with the accounting policy applicable to that asset.

Minimum lease payments made under finance leases are apportioned between the finance charges and the reduction of the outstanding liability. The finance charges which are recognized in the statement of comprehensive income as a component of profit or loss are allocated to each period during the lease term so as to reflect a constant rate of interest on the remaining balance of the liability. Contingent lease payments are accounted for in the periods in which the payments are incurred.

Payments made under operating leases are recognized in the statement of comprehensive income as a component of profit or loss on a straight-line basis over the terms of the lease, except when another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed. Contingent lease payments arising under operating leases are recognized as an expense in the period in which the payments are incurred. Presently, all payments under operating leases are recognized on a straight-line basis over the term of the lease in the statement of comprehensive income.

Combined SIG Group
Notes to the carve-out financial statements
For the year ended December 31, 2013

In the event that lease incentives are received to enter into an operating lease, such incentives are deferred and recognized as a liability. The aggregated benefits of the lease incentives are amortized as a reduction to the lease expenses on a straight-line basis, except when another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed.

3.8    Intangible assets

(a)    Goodwill

Goodwill arose on the acquisition of subsidiaries and business operations by the RGHL Group and was recognized at the date that control was acquired (the acquisition date). Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interest in the acquiree and the fair value of the acquirer's previously-held equity interest in the acquiree over the fair value of the identifiable net assets recognized. Goodwill is allocated to the operations that are expected to benefit from the business combination in which the goodwill arose after the allocation of purchase consideration is finalized.

Goodwill is not amortized. Goodwill is measured at cost less accumulated impairment losses and is tested at least annually for impairment. Goodwill is monitored for impairment testing at the cash generating unit ("CGU") level, which is the lowest level at which goodwill is monitored for internal management purposes and has been determined to be the Group level for the combined SIG Group.

With respect to investments in joint ventures accounted for using the equity method, the carrying amount of goodwill is included in the carrying amount of the investment.

(b)    Trademarks

Trademarks acquired in a business combination are initially measured at fair value based on the discounted estimated royalty payments that have been avoided as a result of owning the trademark. Trademarks are considered indefinite life intangible assets as they represent the value accumulated in the brand which is expected to continue indefinitely into the future and are recognized at cost less accumulated impairment losses.

(c)    Customer relationships

Customer relationships represent the value attributable to purchased long-standing business relationships which have been cultivated over the years with customers. Customer relationships are amortized using the straight-line method over the estimated remaining useful lives of the relationships, which are based on customer attrition rates and projected cash flows.

(d)    Research and development

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technological knowledge and understanding, is recognized in the statement of comprehensive income as a component of the profit or loss as incurred.

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditure is capitalized only if development costs can be measured reliably, the product or process is technologically and commercially feasible, future economic benefits are probable and the Group intends to and has sufficient resources to complete development and to use or sell the asset. Due to the uncertainties inherent in the development of new products because the expected future economic benefits cannot be reliably determined, development costs are typically recognized in general and administration expenses in the statement of comprehensive income as incurred. During the year ended December 31, 2013, research and development costs recognized as a component of general and administration expenses totaled €44.2 million (2012: €40.8 million; 2011: €38.3 million).

(e)    Other intangible assets

Other intangible assets comprise software, technology, rights to supply and patents. Other intangible assets that have finite useful lives are carried at cost less accumulated amortization and impairment losses (if any).

(f)    Amortization

Amortization is recognized in the statement of comprehensive income as a component of the profit or loss on a straight-line basis over the estimated useful lives of intangible assets, other than goodwill and indefinite life intangible assets, from the date that the intangible assets are available for use.

The estimated useful lives for the material classes of amortizable intangible assets are as follows:

•	Customer relationships 6 years

•	Software/technology 2 to 5 years

•	Patents 2 to 5 years

•	Other 2 to 6 years

3.9    Impairment

The carrying amounts of the Group's assets are reviewed regularly and at least annually to determine whether there is any objective evidence of impairment. An impairment loss is recognized whenever the carrying amount of an asset, CGU or group of CGUs exceeds its recoverable amount. Impairment losses directly reduce the carrying amount of assets and are recognized in the statement of comprehensive income as a component of the profit or loss.

Combined SIG Group
Notes to the carve-out financial statements
For the year ended December 31, 2013

(a)    Impairment of loans and receivables

The Group's loans and receivables that are carried at amortized cost are assessed for impairment using the present value of estimated future cash flows. Long duration receivables are discounted using their original effective interest rate, while short duration receivables are not discounted.

Impairment is assessed on all instruments that are considered individually significant, based on that specific instrument's exposure. For trade receivables that are not individually significant, impairment is assessed on a portfolio basis, utilizing historical loss experiences on similarly aged portfolios.

The criteria that the Group uses to determine whether there is objective evidence of an impairment loss include:

•	significant financial difficulty of the issuer or obligor;

•	a breach of contract, such as default or delinquency with respect to interest or principal repayment; or

•	observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio.

(b)    Non-financial assets

The carrying amounts of the Group's non-financial assets, including goodwill and indefinite life intangible assets, are reviewed at least annually to determine whether there is any indication of impairment. If any such indicators exist then the asset or CGU's recoverable amount is estimated. For goodwill and intangible assets that have indefinite lives or that are not yet available for use, recoverable amounts are estimated at least annually and whenever there is an indication that they may be impaired.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its recoverable amount. A CGU is the smallest identifiable asset group that generates cash flows that are largely independent from other assets and groups. Impairment losses are recognized in the statement of comprehensive income as a component of the profit or loss.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. In assessing the fair value less costs to sell for goodwill and certain trademarks, the forecasted future Adjusted EBITDA to be generated by the asset or CGU being assessed is multiplied by a relevant market indexed multiple ("earnings multiple"). If no indication of impairment is identified, no further measurement is required.

With respect to assets other than goodwill, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a favorable change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset's revised carrying amount will not exceed the net carrying amount that would have been determined if no impairment loss had been recognized.

3.10    Employee benefits

(a)    Pension obligations

The Group operates various defined benefit plans.
A defined benefit plan is a pension plan that is not a defined contribution plan. Typically defined benefit plans define an amount of pension benefit that an employee will receive on retirement, usually dependent on factors such as age, years of service and compensation.
The Group's net obligation with respect to defined benefit plans is calculated separately for each plan by estimating the amount of the future benefits that employees have earned in return for their service in the current and prior years. These benefits are then discounted to determine the present value of the Group's obligations. The discount rate used is the yield on high-quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have maturity dates approximating the terms of the Group's obligations. The Group's net obligation is then determined with reference to the fair value of the plan assets (if any). The calculations are performed by qualified actuaries using the projected unit credit method.
Remeasurements of the net defined liability, which include actuarial gains and losses and the return on plan assets (excluding calculated interest), are recognized in the period of remeasurement in other comprehensive income. The Group determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the beginning net defined liability (asset), taking into account any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Net interest expense and other plan expenses are recognized in profit or loss.
Past service costs are recognized as an expense in profit or loss at the earlier of the plan amendment or curtailment, or when the related restructuring or termination benefits are recognized.

(b)    Short-term employee benefits

Short-term employee benefits are measured on an undiscounted basis and are expensed in the statement of comprehensive income as a component of the profit or loss as the related services are provided. A provision is recognized for the amount expected to be paid under short-term cash bonus or profit-sharing plans and outstanding annual leave balances if the Group has a present legal or constructive obligation to pay this amount as a result of past services provided by the employee and the obligation can be estimated reliably.

Combined SIG Group
Notes to the carve-out financial statements
For the year ended December 31, 2013

(c)    Termination benefits

Termination benefits are recognized as an expense when the Group is demonstrably committed, without realistic possibility of withdrawal, to a formal detailed plan to terminate employment before the normal retirement date. Termination benefits for voluntary redundancies are recognized if the Group has made an offer encouraging voluntary redundancy, it is probable that the offer will be accepted and the number of acceptances can be estimated reliably.

3.11    Provisions

A provision is recognized if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic resources will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. When discounting is used, the increase in the provision for the passage of time is recognized in financial expenses in the statement of comprehensive income as a component of the profit or loss.

(a)    Legal

The Group is subject to litigation in the ordinary course of operations. Provisions for legal claims are recognized when costs associated with settling current legal proceedings can be estimated reliably and are considered probable. Provisions may include estimated external legal and other fees associated with settling these claims.

(b)    Warranty

A provision for warranty is recognized for all products under warranty as of the reporting date based on sales volumes and past experience of the level of problems reported and product returns.

(c)    Restructuring

A provision for restructuring is recognized when the Group has approved a detailed and formal restructuring plan, and the restructuring has either commenced or has been publicly announced. Business closure and rationalization provisions can include such items as employee severance or termination pay, site closure costs and onerous leases. No provision is made for future operating costs.

3.12    Total invested equity

(a)    Parent net investment

Parent net investment is primarily composed of: (i) share capital; (ii) the accumulated net earnings; (iii) net transfers to and from related parties including distributions; and (iv) the effect of carve-out allocations from the RGHL Group.

Costs directly attributable to the issue of new shares are shown in total invested equity as a deduction from the proceeds.

(b)    Translation reserve

The translation reserve comprises all foreign currency differences arising from the translation of the financial statements of foreign operations from their functional currencies to the Group's presentation currency.

(c)    Other reserves

The other reserves comprise balances resulting from remeasurement gains and losses arising on defined benefit plans.

3.13    Revenue

Revenue consists primarily of the sale of goods and services and is measured at the fair value of the consideration received or receivable net of returns and allowances, trade discounts, volume rebates and other customer incentives. Revenue from the sale of goods is recognized when the significant risks and rewards of ownership have been substantially transferred to the buyer, recovery of the consideration is probable, the associated costs and possible return of goods can be estimated reliably, and there is no continuing management involvement with the goods. When the outcome of a transaction involving rendering of services can be estimated reliably, revenue is recognized by reference to the stage of completion of the transaction at the end of the reporting period.

Transfers of risks and rewards of ownership vary depending on the individual terms of the contract of sale and occur either upon shipment of the goods or upon receipt of the goods and/or their installation at a customer location.

3.14    Financial income and expenses

Financial income is comprised of interest income, foreign currency gains and gains on derivative financial instruments in respect of financing activities that are recognized in the statement of comprehensive income as a component of the profit or loss. Interest income is recognized as it accrues using the effective interest method.

Financial expenses are comprised of interest expense, foreign currency losses, losses on early extinguishment of debt, borrowing costs not qualifying for capitalization and losses on derivative instruments with respect to financing activities that are recognized in the statement of comprehensive income as a component of the profit or loss.

Combined SIG Group
Notes to the carve-out financial statements
For the year ended December 31, 2013

3.15    Income tax

Income tax expense is comprised of current and deferred tax. Income tax expense is recognized in the statement of comprehensive income as a component of the profit or loss except to the extent that it relates to items recognized directly in equity or other comprehensive income, in which case it is recognized with the associated items on a net basis.

Current tax is the expected tax payable on the taxable income for the year using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable with respect to previous years.

Deferred tax is recognized using the balance sheet method providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of goodwill, the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit and differences relating to investments in subsidiaries and jointly controlled entities to the extent that they probably will not reverse in the foreseeable future and the Group is in a position to control the timing of the reversal of the temporary differences. Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, based on the laws that have been enacted or substantively enacted at the reporting date.

Deferred tax assets are recognized when the Group considers it more likely that not that the deferred tax asset will be recoverable. In determining if a deferred tax asset is recoverable, the Group considers the adequacy of future taxable income, including the reversal of taxable temporary differences, forecasted earnings, and available tax planning strategies. The recoverability of deferred tax assets is reviewed at each reporting date.

Deferred income tax assets and liabilities of the same taxing jurisdiction are netted in the statement of financial position only to the extent that there is a legally enforceable right to offset current tax assets and current tax liabilities, the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxing authority and are expected to be settled on a net basis or realized simultaneously.

For subsidiaries in which the earnings are not considered to be permanently reinvested, the additional tax consequences of future dividend distributions are provided for in the statement of financial position.

3.16    Sales tax, value added tax and goods and services tax

All amounts (including cash flows) are shown exclusive of sales tax, value added tax ("VAT") and goods and services tax ("GST") to the extent the taxes are reclaimable, except for receivables and payables that are stated inclusive of sales tax, VAT and GST.

3.17    Interpretations and amendments to existing standards effective in 2013

On November 21, 2013, the IASB issued an amendment to IAS 19 "Employee Benefit Plans". The amendment applies to contributions from employees or third parties to defined benefit plans and was issued to simplify the accounting for contributions that are independent of the number of years of employee service. This amendment is effective for annual periods ending on or after July 1, 2014 with early application permitted. The early adoption of this amendment in 2013 did not have a material impact on the Group's carve-out financial statements for the year ended December 31, 2013.

3.18    Relevant standards and amendments to existing standards that are not yet effective and have not been early adopted by the Group

On May 28, 2014, the IASB issued IFRS 15 “Revenue from Contracts with Customers”. IFRS 15 contains a revised revenue recognition framework. IFRS 15 will be effective for periods beginning on or after January 1, 2017. The Group is currently evaluating the impact of this new standard.

4.    Critical accounting estimates and assumptions

In the process of applying the Group's accounting policies management has made certain estimates and assumptions about the carrying values of assets and liabilities, income and expenses and the disclosure of contingent assets and liabilities. The key assumptions concerning the future and other key sources of uncertainty with respect to estimates at the reporting date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial reporting period are:

4.1    Carve-out preparation

Refer to note 2.1 for details regarding estimates and judgments associated with the carve-out basis of preparation.

4.2    Impairment of assets

(a)    Goodwill and indefinite life intangible assets

Determining whether goodwill is impaired requires estimation of the recoverable value of the Group, which is the lowest level at which goodwill is monitored for internal management purposes. Determining whether indefinite life intangible assets are impaired requires estimation of the recoverable values of a CGU or group of CGUs to which these assets have been allocated. Recoverable values have been based on the higher of fair value less costs to sell and value in use. Significant judgment is involved with estimating the fair value of the Group. The value in use calculation requires the Group to estimate the future cash flows expected to arise from the Group and a suitable discount rate in order to calculate present value. Details regarding the carrying amount of goodwill and indefinite life intangible assets and the assumptions used in impairment testing are provided in note 15.

(b)    Other long-term assets

Other long-term assets, including property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. A change in the Group's intended use of certain assets, such as a decision to rationalize manufacturing locations, may trigger a future impairment.

4.3    Income taxes

Determining the Group's worldwide income tax provision and income tax liability requires significant judgment and the use of accounting estimates and assumptions, some of which are highly uncertain. Each taxing jurisdiction's laws are complex and subject to differing interpretations by the taxpayer and the respective taxing authorities. Significant judgment is required in evaluating the Group's tax positions, including evaluating uncertainties. To the extent actual results differ from these estimates in future periods and depending on the tax strategies that the Group may implement, the Group's financial position may be directly affected.

4.4    Realization of deferred tax assets

Deferred tax assets represent deductions available to reduce taxable income in future years. The Group evaluates the recoverability of deferred tax assets by assessing the adequacy of future taxable income, including reversal of taxable temporary differences, forecasted earnings and available tax planning strategies. The sources of future taxable income rely heavily on the use of estimates. The Group recognizes deferred tax assets when the Group considers it more likely than not that the deferred tax asset will be recoverable.

4.5    Measurement of obligations under defined benefit plans

The Group operates a number of defined benefit pension plans. Amounts recognized under these plans are determined using actuarial methods. These actuarial valuations involve assumptions regarding discount rates, expected salary increases and the age of employees. These assumptions are reviewed at least annually and reflect estimates as of the measurement date.

Any change in these assumptions will impact the amounts reported in the statements of financial position, plus net pension expense or income that may be recognized in future years.

4.6    Promotional and trade allowances

In arriving at net sales, the Group estimates the amount of deductions from sales that are likely to be earned or taken by customers in conjunction with incentive programs. These incentives include volume rebates and early payment discounts. Estimates for each of these programs are based on historical and current market trends which are affected by the business seasonality and competitiveness of promotional programs being offered. Estimates are reviewed quarterly for possible revisions.

5.    Segment reporting

Information reported to the Group's Chief Operating Decision Maker (“CODM”) for the purposes of resource allocation and assessment of segment performance is focused on the Group’s sole business segment.
The performance of the Group is assessed by the CODM based on adjusted EBITDA. Adjusted EBITDA is defined as net profit before income tax expense, net financial expenses, depreciation and amortization, adjusted to exclude certain items of a significant or unusual nature, including but not limited to acquisition costs, non-cash pension income or expense, restructuring costs, unrealized gains or losses on derivatives, gains or losses on the sale of non-strategic assets, asset impairments and write-downs and equity method profit, net of cash distributed.
The CODM does not review the business activities of the Group based on geography.

	For the year ended December 31,
(In € million)	2013	2012	2011
Profit (loss) from operating activities	245.8	208.9	145.3
Depreciation and amortization	126.0	169.5	185.7
Earnings before interest, tax, depreciation and amortization (“EBITDA”)	371.8	378.4	331.0
Included in EBITDA:
Allocated carve-out expenses	11.2	13.1	4.2
Asset impairment charges	—	—	3.1
Business interruption costs	—	—	1.1
Equity method profit, net of cash distributed	1.1	(15.0)	(6.1)
Gain on sale of businesses and properties	(0.9)	(0.9)	—
Non-cash changes in inventory and provisions	(1.5)	(6.4)	(0.6)
Non-cash pension expense	—	—	5.1
Operational process engineering-related consultancy costs	7.2	1.7	—
Realized accumulated foreign currency translation loss on liquidation of subsidiary	24.9	—	—
Restructuring costs, net of reversals	8.9	14.9	1.5
Unrealized (gain) loss on derivatives	(1.7)	5.5	1.8
VAT and customs refunds on historical imports	(12.2)	(1.8)	1.2
Adjusted EBITDA	408.8	389.5	342.3

6.    Geographic and customer information

Information about geographic area

The Group's revenue from external customers and information about its segment assets (total non-current assets excluding financial instruments, non-current receivables, deferred tax assets and post-employment benefit assets) by geographic origin are detailed below. In presenting information on a geographic basis, revenue and assets have been reported based on the location of the business operations.

(In € million)	North America	Europe	Asia	South America	Middle East and other	Total
Total external revenue
For the year ended December 31, 2013	74.7	801.5	429.3	151.4	220.1	1,677.0
For the year ended December 31, 2012	80.7	810.5	393.3	118.3	212.9	1,615.7
For the year ended December 31, 2011	63.7	820.2	330.0	83.8	166.2	1,463.9
Non-current assets
As of December 31, 2013	38.6	828.8	434.8	144.2	119.3	1,565.7
As of December 31, 2012	38.2	843.1	460.9	118.1	120.5	1,580.8
As of January 1, 2012	35.8	926.1	459.4	75.4	105.1	1,601.8

Revenue from external customers in Switzerland, where SIG Combibloc Group AG is domiciled, was €1.0 million for the year ended December 31, 2013 (2012: €0.8 million; 2011: €4.1 million). Total non-current assets in Switzerland were €230.6 million as of December 31, 2013 (2012: €228.6 million; January 1, 2012: €244.7 million).

Revenue from external customers in the United States, where SIG Holding USA, LLC is domiciled, was €44.1 million for the year ended December 31, 2013 (2012: €53.1 million; 2011: €39.1 million). Total non-current assets in the United States were €38.6 million as of December 31, 2013 (2012: €38.2 million; January 1, 2012: €35.8 million).

Information about major customers

The Group does not have revenue from transactions with a single external customer amounting to 10% or more of the Group's revenue.

7.    Other income

	For the year ended December 31,
(In € million)	2013	2012	2011
Gain on sale of non-current assets	1.2	1.3	0.3
Income from facility management	1.7	1.3	8.7
Income from miscellaneous services	3.8	5.3	4.0
Insurance claims	1.5	1.8	2.6
Non-cash change in provisions	2.4	6.2	2.1
Rental income from investment properties	0.7	1.1	4.2
Unrealized gains on derivatives	1.7	—	—
Other	4.0	4.2	7.5
Total other income	17.0	21.2	29.4

8.    Other expenses

	For the year ended December 31,
(In € million)	2013	2012	2011
Asset impairment charges	(0.2)	—	(3.1)
Business interruption costs	—	—	(1.1)
Net foreign currency exchange loss	(8.6)	(3.3)	(2.1)
Operational process engineering-related consultancy costs	(7.2)	(1.4)	—
Realized accumulated foreign currency translation loss on liquidation of subsidiary(a)	(24.9)	—	—
Unrealized losses on derivatives	—	(5.5)	(1.8)
VAT and customs refunds on historical imports(a)	4.7	1.8	(1.2)
Total other expenses	(36.2)	(8.4)	(9.3)

(a)	Refer to note 2.7 for additional details.

Combined SIG Group
Notes to the carve-out financial statements
For the year ended December 31, 2013

9.    Personnel expenses

Personnel expenses recognized in the statements of comprehensive income were €287.6 million for the year ended December 31, 2013 (2012: €290.6 million; 2011: €262.8 million). Personnel expenses include salaries, wages, employee related taxes, short-term employee benefits, pension benefits and other long-term employee benefits. For additional details related to the post-employment benefit plans, refer to note 19.

10.    Financial income and expenses

	For the year ended December 31,
(In € million)	2013	2012	2011
Interest income	2.6	1.9	2.1
Net foreign currency exchange gain	—	—	5.8
Related party interest income (refer to note 23)	4.9	5.8	7.2
Financial income	7.5	7.7	15.1
Interest expense:
2013 Credit Agreement	(1.0)	—	—
2012 Credit Agreement	(11.2)	(3.2)	—
2011 Credit Agreement	—	(12.7)	(13.2)
2009 Credit Agreement	—	—	(1.7)
Related party borrowings (refer to note 18 and note 23)	(61.4)	(70.0)	(52.5)
Amortization of:
Debt issuance costs:
2012 Credit Agreement	(0.2)	—	—
2011 Credit Agreement	—	(0.1)	(0.1)
Original issue discounts	—	—	(3.1)
Net foreign currency exchange loss	(17.9)	(9.9)	—
Loss on extinguishment of debt(a)	(0.8)	(1.0)	—
Other	(4.3)	(5.7)	(5.8)
Financial expenses	(96.8)	(102.6)	(76.4)
Net financial expenses	(89.3)	(94.9)	(61.3)

(a)	Loss on extinguishment of debt includes early repayment penalties and the write-off of unamortized transaction costs.

Refer to note 18 for information on the Group's borrowings.

11.    Income tax

Certain Group members are included in consolidated tax returns with other members of the RGHL Group, or have the ability to transfer tax losses to, or from, other related entities that are under the ultimate control of Graeme Hart, the ultimate shareholder. The income tax provision included in these carve-out financial statements was calculated using a method consistent with a separate return basis, as if the Group members had been a separate taxpayer. The recoverability of deferred tax assets in the carve-out financial statements has been assessed with reference to the operations of only the Group.

	For the year ended December 31,
(In € million)	2013	2012	2011
Current tax (expense) benefit
Current year	(75.3)	(61.8)	(71.3)
Adjustments for prior years	(1.2)	1.2	(0.5)
	(76.5)	(60.6)	(71.8)
Deferred tax (expense) benefit
Origination and reversal of temporary differences	3.4	11.0	27.0
Tax rate modifications	(0.2)	7.4	1.2
Recognition of previously unrecognized tax losses and temporary differences	—	2.5	—
Adjustments for prior years	0.2	(0.6)	0.6
	3.4	20.3	28.8
Income tax (expense) benefit	(73.1)	(40.3)	(43.0)

Combined SIG Group
Notes to the carve-out financial statements
For the year ended December 31, 2013

In addition to the above amounts, the Group has recognized a tax expense of €3.9 million directly in other comprehensive income (2012: €2.6 million tax expense; 2011: €8.7 million tax benefit).

11.1    Reconciliation of effective tax expense

	For the year ended December 31,
(In € million)	2013	2012	2011
Reconciliation of effective tax expense
Profit (loss) before income tax	156.5	114.0	84.0
Income tax using the Switzerland tax rate of 16%	(25.0)	(18.2)	(13.4)
Effect of tax rates in foreign jurisdictions	(3.4)	1.3	(2.3)
Effect of tax rates in state and local tax jurisdictions	(0.2)	(0.1)	(0.1)
Non-deductible expenses and permanent differences	(14.9)	(10.7)	(10.4)
Tax exempt income and income at a reduced tax rate	0.7	0.5	1.9
Withholding tax	(5.0)	(3.3)	(7.6)
Tax rate modifications	(0.2)	7.4	1.2
Recognition of previously unrecognized tax losses and temporary differences	—	2.5	—
Unrecognized tax losses and temporary differences	(10.0)	(6.5)	(2.6)
Tax uncertainties	(1.6)	(3.1)	(2.4)
Tax on unremitted earnings	(11.8)	(14.7)	(8.3)
Over (under) provided in prior periods	(1.0)	0.6	0.1
Other	(0.7)	4.0	0.9
Total income tax (expense) benefit	(73.1)	(40.3)	(43.0)

11.2    Current tax assets and liabilities

Current tax assets of €1.1 million as of December 31, 2013 (2012: €0.2 million; 2011: €0.2 million ) represent the amount of income taxes recoverable with respect to current and prior years and arise from the payment of tax in excess of the amounts due to the relevant tax authorities. Current tax liabilities of €56.0 million as of December 31, 2013 (2012: €53.6 million; 2011: €50.8 million) represent the amount of income taxes payable with respect to current and prior years.

11.3    Movement in recognized deferred tax assets and liabilities

(In € million)	Property, plant and equipment	Intangible assets	Employee benefits	Tax loss carry-forwards	Other items	Net deferred tax assets (liabilities)
Balance as of January 1, 2011	(37.0)	(56.3)	2.5	0.9	7.1	(82.8)
Recognized in the profit or loss	4.2	19.5	11.9	(0.6)	(6.2)	28.8
Recognized in equity	—	—	8.7	—	—	8.7
Other	(0.4)	(0.2)	(6.3)	(0.1)	(1.1)	(8.1)
Balance as of January 1, 2012	(33.2)	(37.0)	16.8	0.2	(0.2)	(53.4)
Recognized in the profit or loss	5.1	9.8	(6.7)	1.1	11.0	20.3
Recognized in equity	—	—	(2.6)	—	—	(2.6)
Other	—	(0.2)	(0.8)	—	3.0	2.0
Balance as of December 31, 2012	(28.1)	(27.4)	6.7	1.3	13.8	(33.7)
Recognized in the profit or loss	0.8	5.6	(1.1)	1.6	(3.5)	3.4
Recognized in equity	—	—	(3.9)	—	—	(3.9)
Other	0.2	0.5	(0.2)	(0.1)	(0.4)	—
Balance as of December 31, 2013	(27.1)	(21.3)	1.5	2.8	9.9	(34.2)

	As of December 31,		As of January 1,
(In € million)	2013	2012	2012
Included in the statement of financial position as:
Deferred tax assets - non-current	18.0	15.7	4.6
Deferred tax liabilities - non-current	(52.2)	(49.4)	(58.0)
Total recognized net deferred tax liabilities	(34.2)	(33.7)	(53.4)

Combined SIG Group
Notes to the carve-out financial statements
For the year ended December 31, 2013

11.4    Unrecognized deferred tax liabilities

To the extent that dividends are expected to be remitted from overseas subsidiaries and joint ventures, and would result in additional income taxes payable, appropriate amounts have been provided for in the statements of financial position. No deferred tax liabilities have been provided for unremitted earnings of the Group's overseas subsidiaries when these amounts are considered permanently reinvested in the businesses of these subsidiaries.

11.5    Movement in unrecognized deferred taxes

(In € million)	Tax losses	Deductible temporary differences	Total unrecognized deferred tax assets
Balance as of January 1, 2011	14.5	13.6	28.1
Additions and reversals	(0.6)	3.2	2.6
Other	4.6	(6.3)	(1.7)
Balance as of January 1, 2012	18.5	10.5	29.0
Additions and reversals	2.6	3.9	6.5
Recognition	(2.1)	(0.4)	(2.5)
Other	(1.9)	(1.6)	(3.5)
Balance as of December 31, 2012	17.1	12.4	29.5
Additions and reversals	12.6	(2.6)	10.0
Other	(3.4)	(2.2)	(5.6)
Balance as of December 31, 2013	26.3	7.6	33.9

	As of December 31,		As of January 1,
(In € million)	2013	2012	2012
Deductible temporary differences	7.6	12.4	10.5
Tax losses	26.3	17.1	18.5
Total unrecognized deferred tax assets	33.9	29.5	29.0

The tax losses of the Group expire over different time intervals depending on local jurisdiction requirements. Certain deductible temporary differences do not expire under current tax legislation in the jurisdiction where the differences arose. Deferred tax assets have not been recognized with respect to these items because it is not probable that future taxable profit will be available against which the Group can utilize the benefit.

12.    Trade and other receivables

	As of December 31,		As of January 1,
(In € million)	2013	2012	2012
Trade receivables	116.3	114.3	122.4
Provisions for doubtful debts	(9.0)	(10.4)	(8.1)
Total trade receivables, net of provisions for doubtful debts	107.3	103.9	114.3
Related party trade receivables (refer to note 23)	40.1	33.5	21.0
Related party loan receivables(a) (refer to note 23)	9.6	13.1	110.9
Note receivables	33.5	19.5	20.0
VAT receivables	37.0	21.5	21.5
Other receivables	30.0	26.5	24.4
Total current trade and other receivables	257.5	218.0	312.1
Other receivables	10.9	10.0	13.6
Total non-current receivables	10.9	10.0	13.6

(a)    Related party loan receivables

(In € million)	Currency	Value drawn as of December 31, 2013	Value drawn as of December 31, 2012	Value drawn as of January 1, 2012	Maturity date	Interest rate
Counterparty
RGHL Group members		€8.5	8.2	10.9	On demand	3 month EURIBOR floor of 1.500% + 3.500%
RGHL Group members	RMB	1.0	4.9	3.5	7/22/2014	3.000%
RGHL Group members		$—	—	96.5	On demand	LIBOR floor of 1.500% + 5.250%

12.1    Aging of trade receivables, net of provisions for doubtful debts

	As of December 31,		As of January 1,
(In € million)	2013	2012	2012
Current	103.9	97.1	111.3
Past due 0 to 30 days	2.1	3.6	2.9
Past due 31 days to 60 days	0.4	2.5	0.1
Past due 61 days to 90 days	—	0.5	—
Past due more than 91 days	0.9	0.2	—
Balance at the end of the year	107.3	103.9	114.3

13.    Inventories

	As of December 31,		As of January 1,
(In € million)	2013	2012	2012
Raw materials and consumables	73.2	70.7	79.0
Work in progress	40.6	48.9	43.1
Finished goods	78.7	96.7	104.7
Provision against inventory	(24.0)	(25.8)	(28.4)
Total inventory	168.5	190.5	198.4

During the year ended December 31, 2013, the raw materials elements of inventory recognized as a component of cost of sales totaled €854.3 million (2012: €815.6 million; 2011: €742.9 million).

During the year ended December 31, 2013, there were no write-downs of inventories to net realizable value (2012: €1.2 million; 2011: none). There were no reversals of write-downs during the periods presented. The inventory write-downs are included in cost of sales.

14.    Property, plant and equipment

(In € million)	Land	Buildings and improve-ments	Plant and equipment	Capital work in progress	Leased assets lessor	Total
As of December 31, 2013
Cost	25.7	166.5	443.5	119.8	326.6	1,082.1
Accumulated depreciation	—	(48.0)	(258.7)	—	(191.9)	(498.6)
Carrying amount as of December 31, 2013	25.7	118.5	184.8	119.8	134.7	583.5
As of December 31, 2012
Cost	26.4	171.1	412.1	65.0	306.4	981.0
Accumulated depreciation	—	(40.2)	(222.8)	—	(159.3)	(422.3)
Carrying amount as of December 31, 2012	26.4	130.9	189.3	65.0	147.1	558.7
Cost	26.3	164.4	361.0	57.6	253.6	862.9
Accumulated depreciation	—	(30.3)	(166.4)	—	(119.4)	(316.1)
Balance as of January 1, 2012	26.3	134.1	194.6	57.6	134.2	546.8
Carrying amount as of January 1, 2013	26.4	130.9	189.3	65.0	147.1	558.7
Additions	—	0.1	5.3	148.4	2.3	156.1
Disposals	—	—	(0.1)	—	(0.3)	(0.4)
Depreciation for the year	—	(9.4)	(46.0)	—	(45.0)	(100.4)
Other transfers	—	1.8	44.0	(81.6)	42.7	6.9
Effect of movements in exchange rates	(0.7)	(4.9)	(7.7)	(12.0)	(12.1)	(37.4)
Carrying amount as of December 31, 2013	25.7	118.5	184.8	119.8	134.7	583.5
Carrying amount as of January 1, 2012	26.3	134.1	194.6	57.6	134.2	546.8
Additions	—	1.1	19.0	98.6	11.4	130.1
Disposals	—	—	(0.7)	(3.3)	(1.1)	(5.1)
Depreciation for the year	—	(9.3)	(49.5)	—	(45.4)	(104.2)
Other transfers	—	6.1	26.9	(85.7)	52.9	0.2
Effect of movements in exchange rates	0.1	(1.1)	(1.0)	(2.2)	(4.9)	(9.1)
Carrying amount as of December 31, 2012	26.4	130.9	189.3	65.0	147.1	558.7
Carrying amount as of January 1, 2011	34.1	124.9	199.2	46.8	112.5	517.5
Additions	—	2.4	24.2	70.3	36.0	132.9
Disposals	(0.6)	(6.4)	(2.9)	(0.1)	(1.5)	(11.5)
Depreciation for the period	—	(9.7)	(47.6)	—	(38.2)	(95.5)
Other transfers	(7.2)	23.3	19.0	(58.9)	23.7	(0.1)
Effect of movements in exchange rates	—	(0.4)	2.7	(0.5)	1.7	3.5
Carrying amount as of January 1, 2012	26.3	134.1	194.6	57.6	134.2	546.8

The depreciation charge of €100.4 million for the year ended December 31, 2013 (2012: €104.2 million; 2011: €95.5 million) is recognized in the statements of comprehensive income as a component of cost of sales (2013: €96.2 million; 2012: €98.4 million; 2011: €89.1 million), selling, marketing and distribution expenses (2013: €1.3 million; 2012: €2.9 million; 2011: €2.4 million) and general and administration expenses (2013: €2.9 million; 2012: €2.9 million; 2011: €4.0 million).

Refer to note 18 and note 27 for details of security granted over property, plant and equipment and other assets.

15.    Intangible assets

(In € million)	Goodwill	Trademarks	Customer relationships	Other	Total
As of December 31, 2013
Cost	614.8	228.5	—	81.2	924.5
Accumulated amortization	—	—	—	(62.3)	(62.3)
Carrying amount as of December 31, 2013	614.8	228.5	—	18.9	862.2
As of December 31, 2012
Cost	628.5	231.9	238.2	104.3	1,202.9
Accumulated amortization	—	—	(225.0)	(75.2)	(300.2)
Carrying amount as of December 31, 2012	628.5	231.9	13.2	29.1	902.7
As of January 1, 2012
Cost	623.9	229.8	237.8	282.9	1,374.4
Accumulated amortization	—	—	(185.0)	(240.7)	(425.7)
Carrying amount as of January 1, 2012	623.9	229.8	52.8	42.2	948.7
Carrying amount as of January 1, 2013	628.5	231.9	13.2	29.1	902.7
Additions	—	—	—	2.9	2.9
Amortization for the year	—	—	(13.3)	(12.3)	(25.6)
Effect of movements in exchange rates	(13.7)	(3.4)	0.1	(0.8)	(17.8)
Carrying amount as of December 31, 2013	614.8	228.5	—	18.9	862.2
Carrying amount as of January 1, 2012	623.9	229.8	52.8	42.2	948.7
Additions	—	—	—	13.1	13.1
Amortization for the year	—	—	(39.9)	(25.4)	(65.3)
Disposals	—	—	—	(0.5)	(0.5)
Other	3.9	—	—	—	3.9
Effect of movements in exchange rates	0.7	2.1	0.3	(0.3)	2.8
Carrying amount as of December 31, 2012	628.5	231.9	13.2	29.1	902.7
Carrying amount as of January 1, 2011	662.7	224.3	92.6	86.1	1,065.7
Additions	—	—	—	5.2	5.2
Amortization for the year	—	—	(39.3)	(50.0)	(89.3)
Other(a)	(37.7)	—	—	(0.2)	(37.9)
Effect of movements in exchange rates	(1.1)	5.5	(0.5)	1.1	5.0
Carrying amount as of January 1, 2012	623.9	229.8	52.8	42.2	948.7

(a)	Includes a cumulative adjustment to correct for the understatement of the pension plan asset for one of the Group’s defined benefit pension plans. Refer to note 2.7.

The amortization charge of €25.6 million for the year ended December 31, 2013 (2012: €65.3 million; 2011: €89.3 million) is recognized in the statement of comprehensive income as a component of cost of sales (2013: €23.8 million; 2012: €52.1 million; 2011: €54.3 million) and general and administration expenses (2013: €1.8 million; 2012: €13.2 million; 2011: €35.0 million).

Refer to note 18 and note 27 for details of security granted over the Group's intangible assets.

15.1    Impairment testing for indefinite life intangible assets

Goodwill and trademarks with an aggregate carrying value of €843.3 million are the only intangible assets with indefinite useful lives and therefore are not subject to amortization. Instead, they are tested for impairment at least annually as well as whenever there is an indication that they may be impaired. Goodwill is tested at the CGU level, which is the Group level and represents the lowest level at which goodwill is monitored for internal management purposes. Indefinite life intangible assets are tested at a group of CGUs that supports the indefinite life intangible assets.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its recoverable amount. The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell.

For goodwill and trademarks the estimated fair value has been determined at the Group level using the forecasted 2014 Adjusted EBITDA expected to be generated multiplied by an earnings multiple. The key assumptions in developing the forecasted Adjusted EBITDA include management's assessment of future trends in the Group's industry and are based on both external and internal sources. The forecasted 2014 Adjusted EBITDA has been prepared by the Group's management using certain key assumptions including selling prices, sales volumes and costs of raw materials. The forecasted 2014 Adjusted EBITDA is subject to review by the Group's CODM. The earnings multiple reflects recent sale and purchase transactions and comparable company EBITDA trading multiples in the same industry. Costs to sell were estimated to be 2% of the fair value of the Group. This valuation is determined using Level 3 valuation inputs.

There was no impairment of goodwill or indefinite life identifiable intangible assets in the periods presented. If the forecasted 2014 Adjusted EBITDA, earnings multiple, future revenue growth rate, royalty rate or discount rate used in calculating fair value less costs to sell had been 10% lower than those used as of December 31, 2013, no impairment would need to be recognized.

16.    Investments in joint ventures (equity method accounted)

Summary of financial information not adjusted for the percentage ownership held by the Group for joint ventures:

(In € million)	Country of incorporation	Interest held	Reporting date	Current assets	Non-current assets	Total assets	Current liabilities	Non-current liabilities	Total liabilities
2013
SIG Combibloc Obeikan Company Limited	Kingdom of Saudi Arabia	50.0%	December 31	71.9	53.8	125.7	59.3	17.2	76.5
SIG Combibloc Obeikan FZCO	United Arab Emirates	50.0%	December 31	103.6	34.6	138.2	48.9	31.3	80.2
				175.5	88.4	263.9	108.2	48.5	156.7
2012
SIG Combibloc Obeikan Company Limited	Kingdom of Saudi Arabia	50.0%	December 31	73.0	42.0	115.0	40.5	23.2	63.7
SIG Combibloc Obeikan FZCO	United Arab Emirates	50.0%	December 31	84.3	23.1	107.4	54.2	1.4	55.6
				157.3	65.1	222.4	94.7	24.6	119.3
2012
SIG Combibloc Obeikan Company Limited	Kingdom of Saudi Arabia	50.0%	January 1	53.6	25.0	78.6	32.5	8.0	40.5
SIG Combibloc Obeikan FZCO	United Arab Emirates	50.0%	January 1	63.2	20.8	84.0	46.6	1.3	47.9
				116.8	45.8	162.6	79.1	9.3	88.4

(In € million)	Country of incorporation	Interest held	Reporting date	Revenue	Expenses	Profit after tax
2013
SIG Combibloc Obeikan Company Limited	Kingdom of Saudi Arabia	50.0%	December 31	114.8	(103.3)	11.5
SIG Combibloc Obeikan FZCO	United Arab Emirates	50.0%	December 31	194.5	(170.6)	23.9
				309.3	(273.9)	35.4
2012
SIG Combibloc Obeikan Company Limited	Kingdom of Saudi Arabia	50.0%	December 31	96.8	(82.5)	14.3
SIG Combibloc Obeikan FZCO	United Arab Emirates	50.0%	December 31	171.1	(145.0)	26.1
				267.9	(227.5)	40.4
2011
SIG Combibloc Obeikan Company Limited	Kingdom of Saudi Arabia	50.0%	December 31	82.5	(71.0)	11.5
SIG Combibloc Obeikan FZCO	United Arab Emirates	50.0%	December 31	128.4	(117.8)	10.6
				210.9	(188.8)	22.1

There are currently no restrictions with respect to the transfer of funds to the Group in the form of cash dividends or the repayment of loans associated with its investment in SIG Combibloc Obeikan Company Limited.

With respect to the SIG Combibloc Obeikan FZCO joint venture, the maximum dividend or cash distribution able to be paid to the Group in any fiscal year cannot exceed 75% of the prior year's earnings.

16.1    Movements in carrying values of investments in joint ventures

	As of December 31,		As of January 1,
(In € million)	2013	2012	2012
Balance as of the beginning of the year	94.4	80.2	73.1
Share of profit, net of income tax	18.4	20.4	11.1
Capital contribution	4.0	—	—
Dividends received	(19.1)	(5.0)	(5.0)
Effect of movement in exchange rates	(1.5)	(1.2)	1.0
Balance as of the end of the year	96.2	94.4	80.2
Amount of goodwill in carrying value of joint ventures	39.2	39.6	39.8

17.    Trade and other payables

	As of December 31,		As of January 1,
(In € million)	2013	2012	2012
Trade payables	121.6	108.2	87.1
Related party payables and accrued interest (refer to note 23)	13.8	9.3	12.5
Marketing allowances	111.9	103.6	107.5
Other payables and accrued expenses	56.4	65.3	56.2
Total trade and other payables (current and non-current)	303.7	286.4	263.3

18.    Borrowings

As of December 31, 2013, the RGHL Group was in compliance with all of its covenants.

The Group's borrowings are detailed below:

	As of December 31,		As of January 1,
(In € million)	2013	2012	2012
2013 Credit Agreement(a)(e)	2.4	—	—
2012 Credit Agreement(b)(f)	—	2.4	—
2011 Credit Agreement (c)(g)	—	—	13.2
Related party borrowings(d)(h)	733.0	570.5	632.8
Other borrowings(i)	0.4	0.3	0.1
Current borrowings	735.8	573.2	646.1
2013 Credit Agreement(a)(e)	238.5	—	—
2012 Credit Agreement(b)(f)	—	240.2	—
2011 Credit Agreement (c)(g)	—	—	231.2
Related party borrowings(d)(h)	83.3	89.5	16.9
Other borrowings(i)	—	0.6	0.7
Non-current borrowings	321.8	330.3	248.8
Total borrowings	1,057.6	903.5	894.9

		As of December 31,		As of January 1,
(In € million)		2013	2012	2012
(a)	2013 Credit Agreement (current and non-current)	241.8	—	—
	Debt issuance costs	(0.9)	—	—
	Carrying amount	240.9	—	—
(b)	2012 Credit Agreement (current and non-current)	—	243.6	—
	Debt issuance costs	—	(1.0)	—
	Carrying amount	—	242.6	—
(c)	2011 Credit Agreement (current and non-current)	—	—	245.5
	Debt issuance costs	—	—	(1.1)
	Carrying amount	—	—	244.4
(d)	Related party borrowings (current and non-current)	816.3	660.0	649.7
	Carrying amount	816.3	660.0	649.7

(e)        2013 Credit Agreement

RGHL and certain members of the RGHL Group, including certain members of the Group, are parties to a senior secured credit agreement dated September 28, 2012 as amended on November 27, 2013 and on December 27, 2013 (the "2013 Credit Agreement"), which amended the terms of the 2012 Credit Agreement (as defined below). Borrowings by the Group under the European Term Loan of the 2013 Credit Agreement are presented above in note 18(a). The remaining amounts drawn under the U.S. Term Loan and the European Term Loan as set forth in the 2013 Credit Agreement table below have been incurred by related entities that are part of the RGHL Group. See note 27 for additional information regarding borrowings by related entities. The 2013 Credit Agreement comprises the following term and revolving tranches:

	Currency	Maturity date	Original facility value (in million)	Value drawn or utilized as of December 31, 2013 (in million)	Applicable interest rate as of December 31, 2013
Term Tranches
U.S. Term Loan	$	December 1, 2018	2,212.7	2,212.7	3 month LIBOR floor of 1.000% + 3.000%
European Term Loan	€	December 1, 2018	297.0	297.0	3 month EURIBOR floor of 1.000% + 3.250%
Revolving Tranches(1)
Revolving Tranche	$	December 27, 2018	120.0	68.6	—
Revolving Tranche	€	December 27, 2018	54.0	15.0	—

(1)
The Revolving Tranches were utilized in the form of bank guarantees and letters of credit. As of December 31, 2013, the Group has utilized none of the U.S. dollar Revolving Tranche and €15.0 million of the euro Revolving Tranche.

On November 27, 2013, $2,212.7 million and €297.0 million of term loans were drawn by the RGHL Group under the 2013 Credit Agreement. These loans were used to fully repay and extinguish the outstanding U.S. and European term loans of the RGHL Group under the 2012 Credit Agreement.

On December 27, 2013, the RGHL Group extended the maturity of the revolving tranches and reduced the aggregate revolving commitments denominated in euro from €80.0 million to €54.0 million. The U.S. dollar revolving commitments remained unchanged at $120.0 million.

RGHL and certain members of the RGHL Group, including certain members of the Group, have guaranteed on a senior basis the obligations under the 2013 Credit Agreement and related documents to the extent permitted by law. Certain guarantors, including certain members of the Group, have granted security over certain of their assets to support the obligations under the 2013 Credit Agreement. This security is expected to be shared on a first priority basis with the holders of the RGHL Group’s Reynolds Senior Secured Notes (as defined in note 27).

Indebtedness under the 2013 Credit Agreement may be voluntarily repaid in whole or in part, subject to a 1% prepayment premium in the case of refinancing with the proceeds of secured term loans and certain pricing amendments prior to May 27, 2014, and must be mandatorily repaid in certain circumstances. The borrowers also make quarterly amortization payments of 0.25% of the original outstanding principal in respect of the term loans, commencing with the fiscal quarter ending March 31, 2014. Beginning with the fiscal year ending December 31, 2014, the borrowers are also required to make annual prepayments of term loans with up to 50% of excess cash flow (which will be reduced to 25% if a specified senior secured first lien leverage ratio is met) as determined in accordance with the 2013 Credit Agreement.

The 2013 Credit Agreement contains customary covenants which restrict the RGHL Group and the Group from certain activities including, among other things, incurring debt, creating liens over assets, selling or acquiring assets and making restricted payments, in each case except as permitted under the 2013 Credit Agreement. The RGHL Group also has a maximum senior secured first lien leverage ratio covenant. In addition, total assets of the non-guarantor companies (excluding intra-group items but including investments in subsidiaries) are required to be 25% or less of the adjusted consolidated total assets of the RGHL Group as of the last day of the most recently ended fiscal quarter of RGHL for which financial statements are available, and the aggregate of the EBITDA of the non-guarantor companies is required to be 25% or less of the consolidated EBITDA of the RGHL Group for the period of four consecutive fiscal quarters of RGHL for which financial statements are available, in each case calculated in accordance with the 2013 Credit Agreement (the "Guarantor Coverage Test") which may differ from the measure of Adjusted EBITDA as disclosed in note 5. If the RGHL Group is unable to meet the Guarantor Coverage Test, the RGHL Group will be required to add additional subsidiary guarantors as necessary to satisfy such requirements. The 2013 Credit Agreement provides the RGHL Group with greater flexibility to exclude certain non-U.S. companies from the collateral and guarantee requirements. Provided that the RGHL Group meets the Guarantor Coverage Test, the RGHL Group has the ability to designate certain non-U.S. companies as excluded subsidiaries which would result in such non-U.S. companies no longer guaranteeing the 2013 Credit Agreement and being released from their guarantees of the Reynolds Notes (as defined in note 27) and the 2013 Notes (as defined in note 27).

(f)    2012 Credit Agreement

RGHL and certain members of the RGHL Group, including certain members of the Group, were parties to an amended and restated senior secured credit agreement dated September 28, 2012 (the “2012 Credit Agreement”), which amended and restated the terms of the 2011 Credit Agreement (as defined below). For the period January 1, 2013 until the refinancing of the 2012 Credit Agreement on November 27, 2013, the applicable interest rates for the U.S. term loan and European term loan under the 2012 Credit Agreement were 4.75% and 5.00%, respectively. The 2012 Credit Agreement also included customary covenants, similar to the 2013 Credit Agreement.

(g)        2011 Credit Agreement

RGHL and certain members of the RGHL Group, including certain members of the Group, were parties to an amended and restated senior secured credit agreement dated August 9, 2011 (the “2011 Credit Agreement”), which amended and restated the previous terms. For the period January 1, 2012 until the refinancing of the 2011 Credit Agreement on September 28, 2012, the applicable interest rates for the Tranche B U.S. Term Loan, Tranche C U.S. Term Loan and European Term Loan under the 2011 Credit Agreement were 6.50%, 6.50% and 6.75%, respectively.

Assets pledged as security for loans and borrowings

The shares in SIG Combibloc Group AG and SIG Holding USA, LLC have been pledged as collateral to support the obligations under the 2013 Credit Agreement and the Reynolds Senior Secured Notes. In addition, SIG Combibloc Group AG, SIG Holding USA, LLC, and certain subsidiaries of SIG Combibloc Group AG and SIG Holding USA, LLC have pledged certain of their assets (including shares and equity interests) as collateral to support the obligations of the Group and other related entities of the RGHL Group under the 2013 Credit Agreement and the Reynolds Senior Secured Notes.

(h)    Related party borrowings

(In € million)	Currency	Value drawn as of December 31, 2013	Value drawn as of December 31, 2012	Value drawn as of January 1, 2012	Maturity date	Interest rate
Counterparty
Beverage Packaging Holdings (Luxembourg) III S.à r.l.		€713.9	527.5	336.8	On demand	5.875% - 9.125%
Beverage Packaging Holdings (Luxembourg) III S.à r.l.	CHF(a)	88.2	94.4	—	5/12/2031	3.750%
Beverage Packaging Holdings (Luxembourg) I S.A.		€—	—	218.6	On demand	8.825%
Beverage Packaging Holdings (Luxembourg) I S.A.		€—	—	68.7	To be agreed	8.825%
Beverage Packaging Holdings (Luxembourg) I S.A.		€—	—	16.9	6/30/2015	3 month EURIBOR + 2.500%
RGHL Group members		€8.1	11.4	3.7	On demand	3 month EURIBOR floor of 1.000% + 4.000%
RGHL Group members		$—	18.5	—	On demand	8.625%
RGHL Group members	BRL	6.1	8.2	5.0	On demand	10.750%

(a)
The loan is repayable over 20 years in annual installments. Of the above closing balance, €4.9 million (CHF 6.0 million) is classified as current. The interest rate is based on the Swiss Federal Tax Authority and resets annually. This liability arose in connection with a distribution that was settled partly in cash.

The amounts owing to Beverage Packaging Holdings (Luxembourg) I S.A. as of January 1, 2012 were assigned by the counterparty to Beverage Packaging Holdings (Luxembourg) III S.a.r.l. during the year ended December 31, 2012.

(i)     Other borrowings

As of December 31, 2013, the Group had unsecured working capital facilities extended to certain operating companies of the Group. These facilities bear interest at fixed or floating rates.

Other borrowings as of December 31, 2013 included finance lease obligations of €0.3 million (2012: €0.1 million; 2011: €0.1 million).

19.    Employee benefits

19.1 Summary of employee benefit liabilities

	As of December 31,
(In € million)	2013	2012
Salaries and wages accrued	24.4	36.4
Provision for annual leave	6.4	5.8
Provision for other employee benefits	1.0	0.9
Defined benefit obligations:
Pension benefits	88.1	88.6
Total employee benefits	119.9	131.7
Current	30.8	42.3
Non-current	89.1	89.4
Total employee benefits	119.9	131.7

19.2    Pension benefits

The Group makes contributions to defined benefit pension plans which define the level of pension benefit an employee will receive on retirement. The Group operates defined benefit pension plans in countries including Austria, France, Germany, Switzerland, Taiwan, Thailand and the United States. The majority of the Group’s pension obligations are in Switzerland and subject to governmental regulations relating to the funding of retirement plans. The Group generally funds its retirement plans equal to the annual minimum funding requirements specified by government regulations covering each plan. Deterioration in the value of plan assets, including equity and debt securities, resulting from a general financial downturn or otherwise, or a change in the interest rate used to discount the projected benefit obligations, could cause an increase in the underfunded status of the Group’s defined benefit pension plans, thereby increasing the Group’s obligation to make contributions to the plans, which in turn would reduce the cash available for the Group’s business. The Group has generally provided aggregated disclosures in respect of these plans on the basis that these plans are not exposed to materially different risks.
The Group’s largest pension plan is the Swiss Retirement Plan. The Swiss Retirement Plan comprises 80% (2012: 81%) of the Group’s present value of pension plan obligations. Therefore, certain information applicable to the Swiss Retirement Plan has been separately disclosed. As of December 31, 2013, the Swiss Retirement Plan assets exceeded the present value of its pension obligations by €62.4 million. Future contributions to the Group’s pension plans, including the Swiss Retirement Plan, could reduce the cash otherwise available to operate the Group’s business and could have an adverse effect on the Group’s results of operations. Expected contributions during the year ending December 31, 2014 are estimated to be €4.5 million.

The various defined benefit plans are governed in accordance with the relevant local legislation. Typically each plan has a separate governance committee which is responsible for managing the plan. In certain jurisdictions membership of the governance committee includes plan representatives. The Swiss Retirement Plan is administered by a foundation whose board consists of three representatives from the Group and three representatives of the employees who participate in the plan.

Movement in defined benefit pension obligations

	Defined benefit obligation		Fair value of plan assets		Net defined benefit liability (asset)
(In € million)	2013	2012	2013	2012	2013	2012
Balance as of January 1	555.0	555.6	(508.7)	(496.3)	46.3	59.3

Included in the profit or loss
Current service cost	6.0	5.9	—	—	6.0	5.9
Interest cost (income)	9.9	15.8	(7.6)	(12.4)	2.3	3.4
Administrative expenses	—	—	0.6	0.6	0.6	0.6
Curtailments	(0.1)	(0.5)	—	—	(0.1)	(0.5)
Total expense (income) recognized in profit or loss	15.8	21.2	(7.0)	(11.8)	8.8	9.4
Remeasurement (gains) losses
Actuarial (gains) loss arising from:
Demographic assumptions	(2.1)	(15.7)	—	—	(2.1)	(15.7)
Financial assumptions	0.3	12.4	—	—	0.3	12.4
Return on plan assets excluding interest income	—	—	(23.1)	(23.3)	(23.1)	(23.3)
Total remeasurement (gains) losses	(1.8)	(3.3)	(23.1)	(23.3)	(24.9)	(26.6)
Other movements
Contributions by the Group	—	—	(5.0)	(6.2)	(5.0)	(6.2)
Contributions by plan participants	1.3	1.3	(1.3)	(1.3)	—	—
Benefits paid by the plans	(31.5)	(37.0)	31.5	37.0	—	—
Additional plans	—	13.3	0.3	(2.7)	0.3	10.6
Effect of movements in exchange rates	(7.5)	3.9	7.7	(4.1)	0.2	(0.2)
Total other movements	(37.7)	(18.5)	33.2	22.7	(4.5)	4.2
Balance as of December 31	531.3	555.0	(505.6)	(508.7)	25.7	46.3

Comprised of:
Swiss Retirement Plan	426.2	450.0	(488.6)	(492.3)	(62.4)	(42.3)
All other plans	105.1	105.0	(17.0)	(16.4)	88.1	88.6
Balance as of December 31	531.3	555.0	(505.6)	(508.7)	25.7	46.3

Comprised of:
Funded plans					(17.8)	1.4
Unfunded plans					43.5	44.9
Total net pension benefits					25.7	46.3

Included in the statements of financial position as:
Employee benefit liabilities					88.1	88.6
Other assets, non-current					62.4	42.3
Total net pension benefits					25.7	46.3

The Group's pension plans had a weighted average duration of 11 years for 2013 and 2012.

For the year end December 31, 2011, the Group recognized net plan expense of €9.1 million in the statement of comprehensive income. The net plan expense was comprised of current service cost of €5.0 million, administrative expense of €0.5 million, interest expense of €16.8 million and a loss on settlement/curtailment of €2.0 million, offset by interest income of €15.2 million.

For the year ended December 31, 2011, the Group recognized remeasurement losses of €45.5 million directly in other comprehensive income. The losses were comprised of €16.8 million of losses from changes in demographic assumptions, €29.8 million of losses from changes in financial assumptions and €1.1 million from gains on plan assets, excluding interest.

During the year ended December 31, 2013 the plan net expense of the Swiss Retirement Plan was €4.1 million (2012: €4.9 million; 2011: €5.2 million).

Expense recognized in the statements of comprehensive income

The expense is recognized in the following line items in the statements of comprehensive income:

	For the year ended December 31,
(In € million)	2013	2012	2011
Cost of sales	3.8	3.8	4.0
Selling, marketing and distribution	0.6	0.6	0.6
General and administration expenses	4.4	4.3	4.5
Total plan net expense	8.8	8.7	9.1

Plan assets

Plan assets consist of the following:

	As of December 31,
(In € million)	2013	2012
Equity instruments	119.3	110.8
Debt instruments	229.9	238.9
Property	132.9	131.8
Other	23.5	27.2
Total plan assets	505.6	508.7

Approximately 97% of total plan assets are held by the Swiss Retirement Plan. This plan’s total assets include (i) approximately €111.1 million of exposure to equity markets, (ii) approximately €226.6 million of debt instruments, which consist principally of corporate and government bonds (the equity and debt investment values are based on quoted market prices in an active market); and (iii) €131.7 million of exposure to property, held through unlisted funds.

Actuarial assumptions — all plans

For the year ended December 31,
	2013	2012	2011
Discount rates at December 31	1.9% - 4.35%	1.5% - 3.6%	2.5% - 5.1%
Future salary increases	0.0% - 5.0%	0.0% - 3.5%	0.0% - 2.5%
Future pension increases	0.0% - 2.0%	0.0% - 2.0%	0.0% - 2.0%

Swiss Retirement Plan:

The discount rate for the years ended December 31, 2013 and 2012 was 1.9% and 1.5%, respectively. The future salary increase assumptions are 2% and the future pension increase assumption is zero as the plan does not provide for benefit increases for pensioners although increases can be granted at the discretion of the foundation board which administers the plan. The mortality table used by the plan for 2013 and 2012 was the BVG 2010 GT.

Sensitivity analysis - all plans

The assumed discount rate is the only assumption that has a significant effect on the amounts of the defined benefit obligation. A half percentage point change in assumed discount rates would have the following effects:

(In € million)	Increase	Decrease
Effect on the net plan expense	(0.3)	—
Effect on the defined benefit obligation	(5.3)	6.4
20.    Provisions

(In € million)	Legal	Product warranty	Restructuring	Other	Total
Balance as of December 31, 2012	7.5	7.9	5.3	6.1	26.8
Provisions made	0.8	8.0	8.7	0.2	17.7
Provisions used	(0.5)	(5.1)	(4.5)	(0.8)	(10.9)
Provisions reversed	(2.0)	(2.4)	—	(1.2)	(5.6)
Effect of movements in exchange rates	—	(0.2)	—	(0.2)	(0.4)
Balance as of December 31, 2013	5.8	8.2	9.5	4.1	27.6
Current	0.5	8.2	9.5	0.9	19.1
Non-current	5.3	—	—	3.2	8.5
Total provisions as of December 31, 2013	5.8	8.2	9.5	4.1	27.6
Current	0.2	7.9	5.3	1.1	14.5
Non-current	7.3	—	—	5.0	12.3
Total provisions as of December 31, 2012	7.5	7.9	5.3	6.1	26.8
Current	0.4	6.2	0.5	13.4	20.5
Non-current	14.9	—	—	3.9	18.8
Total provisions as of January 1, 2012	15.3	6.2	0.5	17.3	39.3

Other provisions

Other provisions as of December 31, 2013 included €1.8 million of asset retirement obligation provisions (2012: €2.1 million; 2011: none) and €0.3 million of environmental remediation programs (2012: €0.8 million; 2011: €0.8 million). Other provisions as of December 31, 2011 included VAT of €7.6 million.

21.    Invested equity

21.1    Share capital

The share capital outstanding as of December 31, 2013 is that of SIG Combibloc Group AG. As a limited liability company, SIG Holding USA, LLC has no share capital.

Further information regarding the issued capital of each of the entities is detailed below:

SIG Combibloc Group AG

	For the year ended December 31,
Number of shares	2013	2012	2011
Balance at the beginning of the year	6,321,900	6,321,900	6,321,900
Issue of shares	—	—	—
Balance at the end of the year	6,321,900	6,321,900	6,321,900

All issued shares are fully paid and have no par value.

The holder of the shares is entitled to receive distributions as declared from time to time and is entitled to one vote per share. All shares rank equally with regard to SIG Combibloc Group AG's residual assets in the event of a wind-up.

SIG Holding USA, LLC

	For the year ended December 31,
Number of shares	2013	2012	2011
Balance at the beginning of the year	—	—	1,000
Cancellation of shares	—	—	(1,000)
Balance at the end of the year	—	—	—

All issued shares were cancelled on December 31, 2011 when SIG Holding USA, LLC became a limited liability company.

21.2    Distributions

There were €250.0 million of distributions declared or paid during the year ended December 31, 2013 (2012: €193.0 million; 2011: €263.5 million) by SIG Combibloc Group AG. There were €4.5 million of distributions declared or paid during the year ended December 31, 2013 (2012: €19.1 million; 2011: none) by SIG Holding USA, LLC.

21.3    Capital management

The Directors are responsible for monitoring and managing the Group's capital structure, which is comprised of invested equity, related party borrowings with other RGHL Group entities and external borrowings.

The Directors' policy is to maintain an acceptable capital base to promote the confidence of the Group's financiers and creditors and to sustain the future development of the business. The Directors monitor the Group's financial position to ensure that it complies at all times with its financial and other covenants as set out in its financing arrangements.

In order to maintain or adjust the capital structure, the Directors may elect to take a number of measures, including for example to dispose of assets of the business, alter its short to medium term plans with respect to capital projects and working capital levels, or to re-balance the level of equity and debt in place.

22.    Financial risk management

22.1    Overview

This note presents information about the Group's exposure to market risk, credit risk and liquidity risk, and where applicable, the Group's objectives, policies and procedures for managing these risks.

Exposure to market, credit and liquidity risks arises in the normal course of the Group's business. The Directors and the ultimate parent entity have overall responsibility for the establishment and oversight of the Group's risk management framework.

The Directors have established a treasury policy that identifies risks faced by the Group and sets out policies and procedures to mitigate those risks. Risk management is primarily carried out by the treasury function of the Group. The Directors have delegated authority levels and authorized the use of various financial instruments to a restricted number of personnel within the treasury function.

Monthly combined treasury reports are prepared for the Directors and officers of the RGHL Group, who ensure compliance with the risk management policies and procedures.

22.2    Market risk

Market risk is the risk that changes in market prices, such as foreign currency exchange rates, interest rates and commodity prices, will affect the Group's cash flows or the fair value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters.

The Group buys and sells derivatives in the ordinary course of business to manage market risks. The Group does not enter into derivative contracts for speculative purposes.

(a)	Foreign currency exchange risk

As a result of the Group's international operations, foreign currency exchange risk exposures exist on sales, purchases, financial assets and borrowings that are denominated in currencies that are not the functional currency of that subsidiary. In these circumstances, a change in exchange rates would impact the profit or loss component of the Group's statement of comprehensive income.

In accordance with the Group's treasury policy, the Group takes advantage of natural offsets to the extent possible. Therefore, when commercially feasible, the Group borrows in the same currencies in which cash flows from operations are generated. On a limited basis, the Group uses derivatives to hedge residual foreign currency exchange risk arising from receipts and payments denominated in foreign currencies. Additionally, when considered appropriate, the Group may enter into derivatives to hedge foreign currency exchange risk arising from specific transactions.

The following table provides the detail of outstanding foreign currency contracts as of December 31, 2013:

Type	Contract type	Currency	Contracted volume	Counter-currency	Contracted conversion range	Contracted date of maturity
Currency futures	Sell		$20,200,000	NZD	0.7994 - 0.8195	Jan 2014 - Nov 2014
Currency futures	Sell	Australian dollar	26,200,000	NZD	0.8905 - 0.8944	Jan 2014 - Nov 2014
Currency futures	Buy		€42,000,000	BRL	0.2830 - 0.3061	Jan 2014 - Dec 2014
Currency swap	Sell		€20,000,000		$0.7273	Jan 2014

The Group generally does not hedge its exposure to translation gains or losses in respect of its non-euro functional currency assets or liabilities.

Combined SIG Group
Notes to the carve-out financial statements
For the year ended December 31, 2013

(b)	Interest rate risk

The Group's interest rate risk arises from long-term borrowings at both fixed and floating rates and from deposits which earn interest at floating rates. Borrowings and deposits at floating rates expose the Group to cash flow interest rate risk. Borrowings at fixed rates expose the Group to fair value interest rate risk.

The Group has exposure to both floating and fixed interest rates on borrowings primarily denominated in the euro.

Interest rate risk on borrowings at floating rates is partially offset by interest on cash deposits also earned at floating rates.

The following table sets out the Group's interest rate risk repricing profile:

(In € million)	Total	6 months or less	6 to 12 months	1 to 2 years	2 to 5 years	More than 5 years
As of December 31, 2013
Fixed rate instruments
Related party receivables	1.0	1.0	—	—	—	—
Loans and borrowings	(720.0)	(720.0)	—	—	—	—
Total fixed rate instruments	(719.0)	(719.0)	—	—	—	—
Floating rate instruments
Cash and cash equivalents	115.3	115.3	—	—	—	—
Related party receivables	8.5	8.5	—	—	—	—
Loans and borrowings	(338.5)	(250.3)	(88.2)	—	—	—
Total variable rate instruments	(214.7)	(126.5)	(88.2)	—	—	—
Total	(933.7)	(845.5)	(88.2)	—	—	—

(In € million)	Total	6 months or less	6 to 12 months	1 to 2 years	2 to 5 years	More than 5 years
As of December 31, 2012
Fixed rate instruments
Related party receivables	4.9	4.9	—	—	—	—
Loans and borrowings	(554.2)	(554.2)	—	—	—	—
Total fixed rate instruments	(549.3)	(549.3)	—	—	—	—
Floating rate instruments
Cash and cash equivalents	125.9	125.9	—	—	—	—
Related party receivables	8.2	8.2	—	—	—	—
Loans and borrowings	(350.3)	(255.9)	(94.4)	—	—	—
Total variable rate instruments	(216.2)	(121.8)	(94.4)	—	—	—
Total	(765.5)	(671.1)	(94.4)	—	—	—

Combined SIG Group
Notes to the carve-out financial statements
For the year ended December 31, 2013

(In € million)	Total	6 months or less	6 to 12 months	1 to 2 years	2 to 5 years	More than 5 years
As of January 1, 2012
Fixed rate instruments
Related party receivables	3.5	3.5	—	—	—	—
Loans and borrowings	(629.1)	(629.1)	—	—	—	—
Total fixed rate instruments	(625.6)	(625.6)	—	—	—	—
Floating rate instruments
Cash and cash equivalents	112.8	112.8	—	—	—	—
Related party receivables	107.4	107.4	—	—	—	—
Loans and borrowings	(266.9)	(266.9)	—	—	—	—
Total variable rate instruments	(46.7)	(46.7)	—	—	—	—
Total	(672.3)	(672.3)	—	—	—	—

The Group's sensitivity to interest rate risk can be expressed in two ways:

Fair value sensitivity analysis

A change in interest rates impacts the fair value of the Group's fixed rate borrowings. Given all debt instruments are carried at amortized cost, a change in interest rates would not impact the profit or loss component of the statement of comprehensive income.

Cash flow sensitivity analysis

A change in interest rates would impact future interest payments and receipts on the Group's floating rate liabilities and assets. An increase or decrease in interest rates of 100 basis points at the reporting date would impact the statement of comprehensive income result and equity by the amounts described below, based on the assets and liabilities held at the reporting date, and a one year time frame. This analysis assumes that all other variables, in particular foreign currency exchange rates, remain constant. The analysis is performed on the same basis for comparative years.

As of December 31, 2013, most of the Group's debt has been issued with a fixed interest rate. While interest on the outstanding European Term Loan under the 2013 Credit Agreement is at a floating rate, there is a EURIBOR floor of 1%. Given current EURIBOR rates, a 100 basis point increase in interest rates would have a €0.7 million impact on the European Term Loan, under the Senior Secured Credit Facilities, and a €0.9 million impact on the interest expense on related party loans. A 100 basis point decrease in interest rates would have no impact on the interest expense on the European Term Loan due to the EURIBOR floor under the Senior Secured Credit Facilities, and a €0.9 million impact on the interest expense on related party loans.

(c)	Commodity and other price risk

Commodity and other price risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk or currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer or by factors affecting all similar financial instruments traded in the market.

The Group's exposure to commodity and other price risk arises principally from the purchase of resin, natural gas and aluminum. The Group generally purchases commodities at spot market prices and does not use commodity financial instruments or derivatives to hedge commodity prices, except for the items in the table below.

The Group's objective is to ensure that its commodity and other price risk exposure is kept at an acceptable level. In accordance with the Group's treasury policy, the Group enters into derivative instruments to hedge the Group's exposure in relation to the cost of resin (and its components), electricity and aluminum.

The following table provides the detail of outstanding derivative contracts as of December 31, 2013:

Type	Unit of measure	Contracted volumes	Contracted price range	Contracted date of maturity
Resin swaps	metric tonne	74,660	€1,445 - €1,585	Jan 2014 - Jan 2015
Resin swaps	metric tonne	4,950	$1,860	Feb 2014 - Dec 2014
Aluminum swaps	metric tonne	23,210	$1,875 - $2,149	Jan 2014 - Nov 2014
Ethylene swaps	metric tonne	6,540	€1,240	Feb 2014 - Jan 2015
Electricity swaps	megawatt hour	78,206	NZD$65.00 - NZD$72.76	Jan 2014 - Dec 2014

The fair values of the derivative contracts are based on quoted market prices or traded exchange market prices and represent the estimated amounts that the Group would pay or receive to terminate the contracts. During the year ended December 31, 2013, the Group recognized

Combined SIG Group
Notes to the carve-out financial statements
For the year ended December 31, 2013

an unrealized gain of €1.7 million (2012: unrealized loss of €5.5 million; 2011: unrealized loss of €1.8 million) as a component of other income in the statements of comprehensive income. During the year ended December 31, 2013, the Group recognized a realized loss of €6.8 million (2012: realized gain of €4.2 million; 2011: none) as a component of cost of sales in the statements of comprehensive income.

There would be no material impact on the statement of comprehensive income from a revaluation of derivative contracts as of December 31, 2013 assuming a 10% parallel upwards or downwards movement in the price curve used to value the contracts and assuming all other variables remain constant.

22.3    Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group's receivables from customers and related entities.

Given the diverse global operations and customers across the Group, credit control procedures are jointly managed by Group Treasury and each of the operating businesses within the Group. These joint responsibilities include but are not limited to reviewing the individual characteristics of new customers for creditworthiness before accepting the customer and agreeing upon purchase limits and terms of trade.

Generally the Group does not require collateral with respect to trade and other receivables. Goods are generally sold subject to retention of title clauses, so that in the event of non-payment the Group may have a secured claim. For certain sales letters of credit are obtained.

The Group's exposure to credit risk is primarily in its trade and other receivables and is influenced mainly by the individual characteristics of each customer. Refer to note 12.

Historically there has been a low level of losses resulting from default by customers and related entities. The carrying amount of financial assets represents the maximum credit exposure.

The Group limits exposure to credit risk by taking out insurance for specific debtors as well as utilizing a non-recourse factoring program in certain geographic locations.

22.4	Liquidity risk

Liquidity risk is the risk that the Group will not meet its contractual obligations as they fall due. The Group's approach to managing liquidity risk is to ensure that it will always have sufficient liquidity to meet its liabilities as and when they fall due.

The Group evaluates its liquidity requirements on an ongoing basis using both a 13-week rolling forecast and a 12-month rolling forecast and ensures that it has sufficient cash on hand to meet expected operating expenses including the servicing of financial obligations. As of December 31, 2013, the Group had €115.3 million of cash on hand.

The Group generates sufficient cash flows from its operating activities to meet its obligations arising from its financial liabilities. It also has credit lines in place to cover potential shortfalls. As of December 31, 2013, the RGHL Group had undrawn lines of credit under the revolving facilities of the 2013 Credit Agreement totaling €39 million (2012: €65 million under the 2012 Credit Agreement; 2011: €63 million under the 2011 Credit Agreement). In addition, the Group has local working capital facilities in various jurisdictions which are available if needed to support the cash management of local operations.

The following table sets out contractual cash flows for all material financial liabilities.

(In € million)	Carrying amount	Total	6 months or less	6 to 12 months	1 to 2 years	2 to 5 years	More than 5 years
As of December 31, 2013
Non-derivative financial liabilities
Trade and other payables	(297.1)	(297.1)	(297.1)	—	—	—	—
Loans and borrowings	(1,057.6)	(1,144.2)	(745.6)	(9.5)	(20.5)	(289.4)	(79.2)
Total	(1,354.7)	(1,441.3)	(1,042.7)	(9.5)	(20.5)	(289.4)	(79.2)

(In € million)	Carrying amount	Total	6 months or less	6 to 12 months	1 to 2 years	2 to 5 years	More than 5 years
As of December 31, 2012
Non-derivative financial liabilities
Trade and other payables	(280.2)	(280.2)	(280.2)	—	—	—	—
Loans and borrowings	(903.5)	(1,011.0)	(583.4)	(10.7)	(22.7)	(66.3)	(327.9)
Total	(1,183.7)	(1,291.2)	(863.6)	(10.7)	(22.7)	(66.3)	(327.9)

Combined SIG Group
Notes to the carve-out financial statements
For the year ended December 31, 2013

(In € million)	Carrying amount	Total	6 months or less	6 to 12 months	1 to 2 years	2 to 5 years	More than 5 years
As of January 1, 2012
Non-derivative financial liabilities
Trade and other payables	(263.3)	(263.3)	(263.3)	—	—	—	—
Loans and borrowings	(894.9)	(985.0)	(653.5)	(14.6)	(28.5)	(97.1)	(191.3)
Total	(1,158.2)	(1,248.3)	(916.8)	(14.6)	(28.5)	(97.1)	(191.3)

23.     Related parties

Parent and ultimate controlling party

The parent of the Group is RGHL, the ultimate parent of the Group is Packaging Holdings Limited and the ultimate shareholder is Mr. Graeme Hart.

Related party transactions

The transactions and balances outstanding with joint ventures are with SIG Combibloc Obeikan FZCO and SIG Combibloc Obeikan. All other related parties detailed below are either entities within the RGHL Group or have a common ultimate shareholder. The entities and types of transactions with which the Group entered into related party transactions during the years are detailed below:

	Transaction value for the year ended			Balance outstanding as of
	December 31,			December 31,		January 1,
(In € million)	2013	2012	2011	2013	2012	2012
Transactions with the immediate parent companies
Loan receivable from Beverage Packaging Holdings (Luxembourg) III S.à r.l.(a)				—	—	—
Loan advances	—	—	21.0
Interest income	—	—	2.7
Loan receivable from Reynolds Group Holdings Inc.(a)				—	—	—
Loan advances	4.7	—	—
Trade payable to Beverage Packaging Holdings (Luxembourg) III S.à r.l.				(0.9)	—	—
Recharges	(0.9)	(1.0)	—
Loan payable to Beverage Packaging Holdings (Luxembourg) III S.à r.l.(b)				(807.7)	(624.1)	(340.9)
Loan advances	(269.8)	(731.8)	(309.8)
Interest expense	(59.9)	(55.7)	(25.7)
Transactions with joint ventures
Sale of goods and services(c)	152.8	132.8	93.9	38.0	30.3	18.2
Transactions with other related parties
Trade receivables
Beverage Packaging Holdings (Luxembourg) I S.A.				1.1	1.0	1.0
Recharge of interest income	4.2	4.2	3.6
Carter Holt Harvey Australia Pty Limited				—	—	—
Sale of goods	—	—	1.9
Carter Holt Harvey Limited				—	—	—
Sale of goods	0.5	0.4	3.1
Carter Holt Harvey Packaging Pty Limited				—	—	0.1
Sale of goods	0.4	0.3	0.2
Carter Holt Harvey Pulp & Paper Limited				—	0.3	0.1
Sale of goods	1.6	1.8	1.8
Pactiv Deutschland Holdinggesellschaft mbH				—	—	0.6
Recharges	—	0.7	0.6
Trade payables
Carter Holt Harvey Limited				(0.2)	(0.3)	(0.6)
Purchase of goods	(8.2)	(8.5)	(7.4)
Carter Holt Harvey Pulp & Paper Limited				(4.7)	(1.8)	(3.8)
Purchase of goods	(26.3)	(22.4)	(27.2)
Closure Systems International (Brazil) Sistemas de Vedacao Ltda.				(0.3)	—	—
Purchase of goods	(1.3)	—	—
CSI Hungary Manufacturing and Trading Limited Liability Company				(0.4)	(0.2)	(0.2)
Purchase of goods	(3.7)	(3.0)	(2.8)
Omni-Pac Ekco GmbH Verpackungsmittel				—	(0.2)	—
Recharges	—	(0.2)	—
Pactiv Deutschland Holdinggesellschaft mbH				—	—	(1.8)
Recharges	—	—	(1.8)
Reynolds Group Holdings Inc.				—	—	—
Recharges	(0.8)	—	—
Reynolds Services Inc.				—	—	—
Recharges	(0.9)	—	—
Loans receivable(a)
Closure Systems International (Guangzhou) Limited				—	1.5	—
Loan advances	—	1.5	—
Interest income	—	0.1	—
Closure Systems International (Wuhan) Limited				1.0	2.1	2.1
Interest income	0.1	0.1	0.1
CSI Closure Systems (Tianjin) Co., Ltd.				—	1.3	1.4
Interest income	—	0.1	0.1
Evergreen Packaging (Shanghai) Co., Limited				—	—	—
Loan advances	—	—	1.1
Pactiv Deutschland Holdinggesellschaft mbH				8.6	8.2	10.9
Loan advances	3.9	9.2	11.9
Interest income	0.5	0.1	0.6
Reynolds Group Holdings Inc.				—	—	96.5
Loan advances	—	—	96.5
Interest income	—	1.2	—
Loans payable(b)
Beverage Packaging Holdings (Luxembourg) I S.A.				—	—	(304.9)
Interest expense	—	(11.9)	(26.6)
Closure Systems International (Brazil) Sistemas de Vedacao Ltda.				(6.2)	(8.8)	(5.2)
Loan advances	(0.6)	(3.6)	(3.7)
Interest expense	(0.8)	(0.8)	(0.2)
Evergreen Packaging (Shanghai) Co., Limited				—	(0.3)	—
Loan advances	(0.9)	(1.6)	—
Omni-Pac Ekco GmbH Verpackungsmittel				(8.5)	(11.4)	—
Loan advances	(55.2)	(59.6)	—
Interest expense	(0.4)	—	—
Omni-Pac GmbH Verpackungsmittel				—	—	—
Loan advances	(52.3)	(51.4)	—
Interest expense	—	—	—
Pactiv Deutschland Holdinggesellschaft mbH				—	—	(3.7)
Loan advances	—	(1.0)	(7.5)
Reynolds Group Holdings Inc.				—	(20.1)	—
Loan advances	—	(18.9)	—
Interest expense	(0.2)	(1.6)	—
Payable related to transfer of tax losses to:
Rank Group Investments Limited				(0.3)	(0.3)	—
Transfer of tax losses	—	(0.3)	—

(a)	Refer to note 12 for information on the Group's related party loan receivables.

(b)	Refer to note 18 for information on the Group's related party loan payables.

(c)
All transactions with joint ventures are settled in cash. Sales of goods and services are negotiated on a cost-plus basis allowing a margin ranging from 3% to 6%. All amounts are unsecured, non-interest bearing and repayable on demand.

24.    Group entities

			Ownership interest (%)		Voting interest (%)
	Reporting date	Country of incorporation	2013	2012	2013
SIG Combibloc Argentina S.R.L.	Dec-31	Argentina	100	100	100
Whakatane Mill Australia Pty Limited	Dec-31	Australia	100	100	100
SIG Austria Holding GmbH	Dec-31	Austria	100	100	100
SIG Combibloc GmbH	Dec-31	Austria	100	100	100
SIG Combibloc GmbH & Co. KG	Dec-31	Austria	100	100	100
SIG Beverages Brasil Ltda.	Dec-31	Brazil	100	100	100
SIG Combibloc do Brasil Ltda.	Dec-31	Brazil	100	100	100
SIG Combibloc Chile Limitada	Dec-31	Chile	100	100	100
SIG Combibloc (Suzhou) Co. Ltd.	Dec-31	China	100	100	100
SIG Combibloc s.r.o.	Dec-31	Czech Republic	100	100	100
SIG Combibloc S.à.r.l.	Dec-31	France	100	100	100
SIG Beteiligungs GmbH	Dec-31	Germany	100	100	100
SIG Beverages Germany GmbH (a)	Dec-31	Germany	—	100	—
SIG Combibloc GmbH	Dec-31	Germany	100	100	100
SIG Combibloc Holding GmbH	Dec-31	Germany	100	100	100
SIG Combibloc Systems GmbH	Dec-31	Germany	100	100	100
SIG Combibloc Zerspanungstechnik GmbH	Dec-31	Germany	100	100	100
SIG Euro Holding AG & Co. KGaA	Dec-31	Germany	100	100	100
SIG Information Technology GmbH	Dec-31	Germany	100	100	100
SIG International Services GmbH	Dec-31	Germany	100	100	100
Crystal Insurance Comp. Ltd. (b)	Dec-31	Guernsey	—	100	—
SIG Asset Holdings Limited (in liquidation) (c)	Dec-31	Guernsey	100	100	100
SIG Combibloc Limited (in liquidation) (d)	Dec-31	Hong Kong	100	100	100
SIG Combibloc Kft.	Dec-31	Hungary	100	100	100
SIG Beverage Machinery and Systems (India) Pvt. Ltd. (in liquidation) (e)	Dec-31	India	—	100	—
SIG Combibloc S.r.l.	Dec-31	Italy	100	100	100
SIG Combibloc Korea Ltd.	Dec-31	Korea	100	100	100
Middle America M.A., S.A. de C.V.	Dec-31	Mexico	100	100	100
SIG Combibloc México, S.A. de C.V.	Dec-31	Mexico	100	100	100
SIG Simonazzi México, S.A. de C.V. (f)	Dec-31	Mexico	—	100	—
SIG Tecnologia para Plasticos de Mexico S. de R.L. de C.V.	Dec-31	Mexico	100	100	100
SIG Combibloc B.V.	Dec-31	Netherlands	100	100	100
Whakatane Mill Limited	Dec-31	New Zealand	100	100	100
SIG Combibloc Sp. z o.o.	Dec-31	Poland	100	100	100
OOO SIG Combibloc	Dec-31	Russia	100	100	100
SIG Combibloc S.A.	Dec-31	Spain	100	100	100
SIG Combibloc AB	Dec-31	Sweden	100	100	100
SIG allCap AG	Dec-31	Switzerland	100	100	100
SIG Combibloc Group AG	Dec-31	Switzerland	100	100	100
SIG Combibloc Procurement AG	Dec-31	Switzerland	100	100	100
SIG Combibloc (Schweiz) AG	Dec-31	Switzerland	100	100	100
SIG Schweizerische Industrie-Gesellschaft AG (formerly SIG Reinag AG)	Dec-31	Switzerland	100	100	100
SIG Technology AG	Dec-31	Switzerland	100	100	100
SIG Combibloc Taiwan Ltd.	Dec-31	Taiwan	100	50	100
SIG Combibloc Ltd.	Dec-31	Thailand	100	100	100
SIG Combibloc Limited	Dec-31	United Kingdom	100	100	100
SIG Holdings (UK) Limited (g)	Dec-31	United Kingdom	—	100	—
SIG Combibloc Inc.	Dec-31	U.S.A.	100	100	100
SIG Holding USA, LLC	Dec-31	U.S.A.	100	100	100
SIG Vietnam Ltd.	Dec-31	Vietnam	100	100	100

(a)	Merged into SIG Euro Holding AG & Co. KGaA on October 10, 2013

(b)	Placed into voluntary liquidation on September 18, 2013 and dissolved on December 18, 2013

(c)	Placed into voluntary liquidation on October 1, 2013

(d)	Placed into voluntary liquidation on November 15, 2013

(e)	Dissolved on March 8, 2013

(f)	Deregistered on July 12, 2013

(g)	Deregistered on December 10, 2013

25.    Operating leases

Leases as lessee

Non-cancellable operating lease rentals are payable as follows:

	As of December 31,		As of January 1,
(In € million)	2013	2012	2012
Less than one year	4.3	4.9	4.8
Between 1 and 5 years	4.9	7.3	8.1
More than 5 years	—	—	0.9
Total	9.2	12.2	13.8

During the year ended December 31, 2013, €11.6 million of operating lease expense was recognized in the statement of comprehensive income as a component of profit or loss (2012: €12.4 million; 2011: €15.1 million).

Combined SIG Group
Notes to the carve-out financial statements
For the year ended December 31, 2013

26.    Capital commitments

As of December 31, 2013, the Group had entered into contracts to incur capital expenditures of €13.9 million (2012: €41.5 million; 2011: €16.3 million) for the acquisition of property, plant and equipment. These commitments are expected to be settled in the following financial year.

27.    Contingencies

Litigation and legal proceedings
The Group is party to legal proceedings arising from its operations. The Group establishes provisions for claims and proceedings that constitute a present obligation when it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate of such obligation can be made. While it is not possible to predict the outcome of any of these matters, based on management's assessment of the facts and circumstances now known, management does not believe any of these matters, individually or in the aggregate, will have a material adverse effect on the Group's financial position, results of operations or cash flows. However, actual outcomes may differ from those expected and could have a material effect on the Group's financial position, results of operations or cash flows in a particular future period. As of December 31, 2013, except for amounts provided, there were no legal proceedings pending other than those for which the Group has determined that the possibility of a material outflow is remote.

Security and guarantee arrangements

Certain members of the Group have entered into guarantee and security arrangements in respect of the RGHL Group's indebtedness. There are also guarantees given to banks granting credit facilities to the Group's joint venture company SIG Combibloc Obeikan Company Limited, in Riyadh, Kingdom of Saudi Arabia.

As of December 31, 2013, certain entities within the Group and other related entities of the RGHL Group have guaranteed the following borrowings of the RGHL Group:

•
$2,212.7 million and €297.0 million of outstanding secured floating rate term loans that mature in 2018 and other obligations under the 2013 Credit Agreement (of which €241.8 million has been incurred by the Group as described in note 18);

•
$120.0 million and €54.0 million of outstanding secured revolving credit facilities that mature in 2018 ($68.6 million and €15.0 million utilized as of December 31, 2013) under the 2013 Credit Agreement (of which €15.0 million has been utilized by the Group as described in note 18);

•	$1,500 million of 7.875% senior secured notes(a)(b) and $2,250 million of 9.875% senior notes(b) that mature in 2019;

•	$1,000 million of 6.875% senior secured notes(a)(b) and $1,000 million of 8.250% senior notes(b) that mature in 2021;

•	$1,500 million of 7.125% senior secured notes(a)(b) and $1,500 million of 9.000% senior notes(b) that mature in 2019;

•	$1,000 million of 8.500% senior notes(b) that mature in 2018;

•	$3,250 million of 5.750% senior secured notes(a)(b) that mature in 2020;

•	$650 million of 5.625% senior notes(c) and $590 million of 6.000% senior subordinated notes(c) that mature in 2016 and 2017, respectively; and

•	secured local working capital facilities.

(a) collectively, these notes are referred to as the “Reynolds Senior Secured Notes”
(b) collectively, these notes are referred to as the “Reynolds Notes”
(c) collectively, these notes are referred to as the “2013 Notes”

Certain entities within the Group and related entities of the RGHL Group have granted security over their assets to support the secured obligations described above.

28.    Subsequent events

In the period since December 31, 2013, the Group has declared distributions to related parties in the amount of €227.8 million.

Also in the period since December 31, 2013, certain restructuring initiatives have been announced. These initiatives have triggered the recognition of €15.5 million of restructuring expenses. Further restructuring expenses may be incurred.

On February 14, 2014, certain other entities within the Group and related entities of the RGHL Group guaranteed the 2013 Notes.

There have been no other events subsequent to December 31, 2013 which would require accrual or disclosure in these carve-out financial statements.